UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 16, 2004

Thomas J. Falk

Chairman of the Board and

Chief Executive Officer

TO OUR STOCKHOLDERS:

On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 29, 2004, at 11:00 a.m. at our World Headquarters which is located at 351 Phelps Drive, Irving, Texas.

At the Annual Meeting, stockholders will be asked to elect four directors for a three-year term, approve amendments to the Corporation’s 2001 Equity Participation Plan, approve the selection of the Corporation’s independent auditors and vote on one stockholder proposal. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures.

If you plan to attend the meeting, please check the card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

Sincerely,

Thomas J. Falk

KIMBERLY-CLARK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 29, 2004

The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation’s World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 29, 2004, at 11:00 a.m. for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2007 Annual Meeting of Stockholders;

2.	To approve amendments to the Corporation’s 2001 Equity Participation Plan;

3.	To approve the selection of Deloitte & Touche LLP as the Corporation’s independent auditors;

4.	To vote on one stockholder proposal which may be presented at the meeting; and

5.	To take action upon any other business which may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 1, 2004 are entitled to notice of and to vote at the meeting and any adjournment thereof.

It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

The accompanying proxy statement also is being used to solicit voting instructions for the shares of the Corporation’s common stock which are held by the trustees of the Corporation’s employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided, or indicates his or her preference using the Internet or telephone.

By order of the Board of Directors.

Timothy C. Everett

Vice President and Secretary

P. O. Box 619100

Dallas, Texas 75261-9100

March 16, 2004

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March 16, 2004

PROXY STATEMENT

INTRODUCTION

The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 29, 2004 and at any adjournment thereof. We are first mailing this proxy statement and the accompanying proxy to holders of the Corporation’s common stock on March 16, 2004.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and proxy statement and the Corporation’s 2003 Annual Report are available on our website at www.kimberly-clark.com. In the future, instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves the Corporation the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.

Stockholders of Record.    If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at http://www.econsent.com/kmb anytime and follow the instructions.

Beneficial Stockholders.    If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

Plan Participants.    If you are a participant in one or more of the Corporation’s employee benefit or stock purchase plans, to enroll in the electronic delivery service go directly to our transfer agent’s website at http://www.econsent.com/kmb anytime and follow the instructions.

Who May Vote

Each stockholder of record at the close of business on March 1, 2004 will be entitled to one vote for each share registered in the stockholder’s name. As of that date, there were outstanding 502,513,572 shares of common stock of the Corporation.

How You May Vote

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, for approval of the amendments to the 2001 Equity Participation Plan, for approval of the selection of the Corporation’s independent auditors and against approval of the stockholder proposal.

How You May Revoke or Change Your Vote

You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	by mailing a revised proxy to the Secretary of the Corporation

•	by changing your vote on the Internet website

•	by using the telephone voting procedures

•	by voting in person at the meeting

Confidential Voting

Proxy cards are received by the Corporation’s independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy cards and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent will identify stockholders who fail to vote so that the Corporation may contact them and request they do so.

Costs of Solicitation

The Corporation will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners. In addition to the use of the mail and electronic delivery, solicitation may be made by telephone or otherwise by regular employees of the Corporation. The Corporation has retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $14,000 plus reimbursement of out-of-pocket expenses.

Votes Required/Voting Procedures

A majority of the shares of the Corporation’s common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote.

Dividend Reinvestment and Stock Purchase Plan

If a stockholder is a participant in the Corporation’s Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name.

Employee Benefit Plans

The Corporation also is sending this proxy statement and voting materials to participants in various employee benefit and stock purchase plans of the Corporation. The trustee of each plan, as the stockholder of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the Corporation’s Annual Meeting of Stockholders, the Corporation is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Corporation’s common stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Corporation the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at 972-281-1521 or by e-mail at stockholders@kcc.com.

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.    If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at 972-281-1521 or by e-mail at stockholders@kcc.com.

PROPOSAL 1.    ELECTION OF DIRECTORS

General Information

The Board of Directors is divided into three classes, as required by the Corporation’s Restated Certificate of Incorporation (the “Charter”). Directors of one class are elected each year for a term of three years. As of the date of this proxy statement, the Board of Directors consists of 10 members. Four of the directors have terms which expire at this year’s Annual Meeting (Class of 2004), three have terms which expire at the 2005 Annual Meeting (Class of 2005) and three have terms which expire at the 2006 Annual Meeting (Class of 2006). The Corporation’s Charter specifies that there be a minimum of 11 directors on the Board. As a result of the pending retirement from the Board of Paul J. Collins and the resignation during 2003 of Randall L. Tobias from the Board upon his Presidential appointment to serve as the Coordinator of U.S. Government Activities to Combat HIV/AIDS Globally, there will be only nine members of the Board after the Annual Meeting, assuming election of the four nominees at the Annual Meeting and the addition of no other directors prior to the Annual Meeting. The Nominating and Corporate Governance Committee of the Board has engaged an independent executive search firm to assist in the recruitment of qualified candidates to the Board and is currently considering candidates to fill the vacancies on the Board. The Corporation’s Charter provides that a vacancy on the Board occurring prior to the expiration of the term of office of the class of directors in which such vacancy occurs can only be filled by the remaining members of the Board. Therefore, proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

The four nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2007 Annual Meeting of Stockholders (Class of 2007) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. Paul J. Collins, a member of the Class of 2005, has advised the Board that he intends to retire from the Board effective at this year’s Annual Meeting. The remaining five directors will continue to serve as directors for the terms set forth on the following pages.

Certain Information Regarding Directors and Nominees

The names of the nominees for the Class of 2007 and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2007 Annual Meeting of Stockholders

(Class of 2007)

Pastora San Juan Cafferty

Professor, University of Chicago

Mrs. Cafferty, age 63, has been a Professor since 1985 at the University of Chicago’s School of Social Service Administration where she has been a member of the faculty since 1971. Mrs. Cafferty is a director of Harris Financial Corp. (formerly Bankmont Financial Corp.), Waste Management, Inc. and the Peoples Energy Corporation and its subsidiaries, and a Trustee of the Lyric Opera Association and Rush-Presbyterian-St. Luke’s Medical Center in Chicago. She has been a director of the Corporation since 1976.

Claudio X. Gonzalez

Chairman of the Board and Managing Director, Kimberly-Clark de Mexico, S.A. de C.V.

Mr. Gonzalez, age 69, has served as Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., an equity company of the Corporation, since 1973. He was employed by the Corporation in 1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. He is a director of Kellogg Company, General Electric Company, The Investment Company of America, Home Depot Inc., The Mexico Fund, Grupo ALFA, Grupo Carso, Grupo Mexico, Grupo Televisa and America Movil, and is a member of the Advisory Board of Unilever N.V. and Unilever PLC, and the International Advisory Council of J.P. Morgan Chase & Co. He has been a director of the Corporation since 1976.

Linda Johnson Rice

President and Chief Executive Officer, Johnson Publishing Company, Inc.

Mrs. Johnson Rice, age 46, has been President and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became Vice President in 1985 and was elected President and Chief Operating Officer in 1987. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated, Viad Corp and Omnicom Group, Inc. She has been a director of the Corporation since 1995.

Marc J. Shapiro

Retired Vice Chairman, J. P. Morgan Chase & Co.

Mr. Shapiro, age 56, retired in 2003 as Vice Chairman of J. P. Morgan Chase & Co. Before becoming Vice Chairman of J. P. Morgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of J. P. Morgan Chase & Co., from 1989 until 1997. He now serves as a consultant to J. P. Morgan Chase & Co. and non-executive Chairman of its Texas operations. Mr. Shapiro is a member of the board of directors of Burlington Northern Santa Fe Corporation and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Baylor College of Medicine, the Hobby Center for the Performing Arts, Local Initiatives Support Corporation and Rice University. He has been a director of the Corporation since 2001.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the

2005 Annual Meeting of Stockholders

(Class of 2005)

John F. Bergstrom

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom, age 57, has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation, Wisconsin Gas, Wisconsin Electric Power Company, Sensient Technologies Corp., Banta Corporation, The Catholic Diocese of Green Bay, Midwest Air Group, Inc. and the Green Bay Packers, Inc. He also is a member of the board of trustees of Marquette University and the Medical College of Wisconsin. He has been a director of the Corporation since 1987.

Robert W. Decherd

Chairman of the Board, President and Chief Executive Officer, Belo Corp.

Mr. Decherd, age 53, has served as Chairman of the Board and Chief Executive Officer of Belo Corp., a broadcasting and publishing company, since 1987. Mr. Decherd became President of that company in 1994, and previously served as President from 1985 through 1986. He has been a director of Belo Corp. since 1976. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Professions, and serves on the Media Security and Reliability Council as part of President Bush’s Homeland Security initiative. He has been a director of the Corporation since 1996.

Term Expiring at the

2006 Annual Meeting of Stockholders

(Class of 2006)

Dennis R. Beresford

Ernst & Young Executive Professor of Accounting, University of Georgia

Mr. Beresford, age 65, has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committees of WorldCom, Inc. and Legg Mason, Inc. He has been a director of the Corporation since 2002.

Thomas J. Falk

Chairman of the Board and Chief Executive Officer

Mr. Falk, age 45, was elected Chairman of the Board and Chief Executive Officer of the Corporation in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President-Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for the Corporation’s North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He has been a director of the Corporation since 1999. He also serves on the board of directors of Centex Corporation and the University of Wisconsin Foundation, and serves as a trustee of the Boys & Girls Clubs of America.

Mae C. Jemison, M.D.

President, BioSentient Corporation

Dr. Jemison, age 47, is founder and President of The Jemison Group, Inc. and BioSentient Corporation, a medical devices company. She is the A.D. White Professor at Large at Cornell University and chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of Scholastic, Inc., Valspar Corporation, Gen-Probe Incorporated and The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine. She has been a director of the Corporation since 2002.

Compensation of Directors

In 2003, directors who were not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies (“Outside Directors”) received (1) options to acquire 2,500 shares of common stock of the Corporation, (2) a cash retainer of $50,000 payable pro rata quarterly in advance and (3) a grant of 1,000 restricted share units. Outside Directors could elect to receive the cash retainer in the form of additional stock options. Outside Directors who were also chairmen of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee and the Lead Director each received additional options to acquire 300 shares of the common stock of the Corporation. The option price per share for all options granted to Outside Directors was 100 percent of the market value per share of the Corporation’s common stock on the date of grant. Outside Directors also received a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee, subject to a maximum of $3,600 for any day on which more than one meeting was held. In addition, the Corporation reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.

During 2003, the Nominating and Corporate Governance Committee engaged an outside compensation consultant to review the compensation of the Outside Directors. The consultant conducted a review of the compensation of directors of other companies, including those companies in the Corporation’s peer group, and determined that modification of the Corporation’s compensation program for Outside Directors was necessary to meet the Corporation’s objectives to remain competitive with comparable companies, to reflect changes in best governance practices in such compensation, and to reinforce the Corporation’s practices of encouraging stock ownership. In 2004, Outside Directors will receive (1) a cash retainer of $70,000 payable pro rata quarterly in advance and (2) a grant of 2,000 restricted share units. Outside Directors who are also chairmen of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will each receive an additional grant of 300 restricted share units, and the Lead Director will receive an additional grant of 500 restricted share units. The Corporation will continue to reimburse Outside Directors for expenses incurred as a result of attending Board or committee meetings. Outside Directors no longer receive any meeting fees.

Restricted share units are not shares of common stock of the Corporation. Rather, restricted share units represent the right to receive an amount, payable in shares of common stock of the Corporation, equal to the value of a specified number of shares of common stock of the Corporation at the end of the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, (1) restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered and (2) Outside Directors are credited with dividends, equivalent in value to those declared and paid on shares of the Corporation’s common stock, on all restricted share units granted to them. Payment of restricted share units will be made in shares of common stock within 90 days following the end of the restricted period, unless an Outside Director has elected to defer payment of the restricted share units under the deferred compensation plan described below.

Outside Directors may make an election to defer receipt of all or a portion of their cash compensation, or restricted share units beyond their termination from the Board, for any year under the deferred compensation plan for Outside Directors. Cash compensation of a director that is deferred under the plan is credited either to a cash or a stock account, as provided in the election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with the amounts. A participant’s stock account is credited with additional stock credits based on the amount of any dividends paid on the Corporation’s common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the average of the closing prices of a share of common stock of the Corporation on each business day in the month immediately prior to the month in which the distribution is to be paid. In addition, restricted share units which are deferred may be converted to and paid in cash or paid in shares of common stock, as elected by the participant. Stock credits and restricted share units are not shares of stock and no participant acquires any rights as a holder of common stock under this plan. Upon retirement as a director, all accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

The Board of Directors unanimously recommends a vote FOR the election of the four nominees for director.

CORPORATE GOVERNANCE

Since 1996, the Corporation’s By-Laws have provided that a majority of the directors be independent directors (“Independent Directors”). In addition, the Corporate Governance Policies adopted by the Board provide independence standards consistent with the listing standards of the New York Stock Exchange (“NYSE”). The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be Independent Directors. The Board has determined that all directors and nominees are Independent Directors, except for Thomas J. Falk and Claudio X. Gonzalez.

The Corporation’s independent Board of Directors helps ensure good corporate governance and strong internal controls. The Corporation is in compliance with all corporate governance requirements of the NYSE, Securities and Exchange Commission and Sarbanes-Oxley Act of 2002.

Board of Directors and Board Committees

The Board of Directors met six times in 2003. All of the incumbent directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

Although the Corporation does not have a formal policy with respect to director attendance at Annual Meetings, all directors are expected to attend. Since 1997, all nominees and continuing directors have attended the Annual Meetings. Twelve of the Corporation’s directors then in office, which constituted all nominees and continuing directors, attended the Corporation’s 2003 Annual Meeting.

The standing committees of the Board include the Audit Committee, Compensation Committee, Executive Committee, and Nominating and Corporate Governance Committee. As required by applicable NYSE corporate governance rules, the Board has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees. These charters are available on the Corporation’s website at www.kimberly-clark.com.

Audit Committee.    The Audit Committee, currently composed of Mr. Decherd, Chairman, Mr. Beresford and Dr. Jemison, met four times during 2003. In addition, the Chairman of the Audit Committee participated in six additional conference calls to review earnings press releases and the Corporation’s filings on Form 10-Q with members of management and other parties during 2003. The Audit Committee assists the Board in fulfilling its oversight responsibilities to stockholders, the investment community and others for monitoring (1) the quality and integrity of the financial statements of the Corporation; (2) the Corporation’s compliance with ethical policies contained in the Corporation’s Code of Conduct, and legal and regulatory requirements; (3) the independence, qualification and performance of the Corporation’s independent auditors; and (4) the performance of the Corporation’s internal auditors. The Committee also selects, subject to stockholder approval, and engages the independent auditors to audit the books, records and accounts of the Corporation, reviews the scope of the audits, and establishes policy in connection with internal audit programs of the Corporation. The Committee also pre-approves all audit and non-audit services provided by the independent auditors. See “Audit Committee Report” below for further information. Each Audit Committee member is an Independent Director and satisfies the financial literacy requirements of the NYSE. The Board has determined that Mr. Beresford satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission.

Compensation Committee.    The Compensation Committee, currently composed of Mr. Collins, Chairman, Mrs. Cafferty, Mrs. Johnson Rice and Mr. Shapiro, met five times during 2003. Each member of the Compensation Committee is an Independent Director. The nature and scope of the Committee’s responsibilities are set forth below under “Executive Compensation – Compensation Committee Report on Executive Compensation.”

Executive Committee.    The Executive Committee is currently composed of Mr. Decherd, Chairman, Mr. Bergstrom, Mr. Falk and Mr. Gonzalez. The Committee, when the Board of Directors is not in session, has and may exercise all the powers of the Board to direct the business and affairs of the Corporation, except powers assigned in the Corporation’s By-Laws to another standing committee of the Board and except to the extent limited in any respect by law or the Charter or By-Laws of the Corporation. During 2003, the Committee acted once by unanimous written consent.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, currently composed of Mrs. Cafferty, Chairman, Mr. Beresford, Mr. Bergstrom and Mrs. Johnson Rice, met six times during 2003. Each member of the Nominating and Corporate Governance Committee is an Independent Director. The Committee oversees the process by which individuals are nominated to become board members, and oversees matters of corporate governance, including advising the Board on (1) board organization, membership, function, performance and compensation, (2) committee structure and membership, and (3) policies and positions regarding significant stockholder relations issues. The Committee also monitors and recommends improvements to the practices and procedures of the Board, reviews stockholder proposals and other proxy materials relating to corporate governance and considers responses or actions with respect to such proposals.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support the Corporation’s strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating and Corporate Governance Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating and Corporate Governance Committee include: financial acumen, general business experience, industry knowledge, diversity of view points, special business experience and expertise.

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including the Corporation’s directors, management and stockholders.

The Corporate Secretary’s office, at the request of the Nominating and Corporate Governance Committee, researches the qualifications of recommended candidates and reports its findings to the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee periodically evaluates the qualifications of recommended Board candidates.

When a vacancy occurs on the Board, the Nominating and Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Corporation’s Charter, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at the Corporation’s Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee has retained a search firm to assist the Committee in identifying and recruiting director candidates meeting the criteria specified by the Committee.

Stockholder Nominations for Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders’ meeting, or if the Corporation gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the criteria for Board membership described above. The Corporation may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the Annual Meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between Annual Meetings in accordance with the process described above in “Corporate Governance – Director Nominee Criteria and Process.”

Stockholder Communications to Directors

The Board of Directors has established a process by which interested stockholders may communicate with the Board. That process can be found at www.kimberly-clark.com/investorinfo/corp_governance.asp.

Stockholders may send written correspondence to the Board in the care of the Lead Director:

Lead Director

Kimberly-Clark Corporation

P. O. Box 619100

Dallas, Texas 75261-9100

Other Corporate Governance Policies

Corporate Governance Policies.    The Board of Directors adopted Corporate Governance Policies in 1994, which were amended in 2003 to comply with revised NYSE listing standards. These policies guide the Corporation and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies are available on the Corporation’s website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1521 to obtain a copy of the policies without charge.

Code of Conduct.    The Corporation has a Code of Conduct (the “Code”) that applies to all the Corporation’s directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code is available on the Corporation’s website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1521 to obtain a copy of the Code without charge.

Lead Director.    Mr. Collins served as Lead Director of the Board in 2003. Effective March 1, 2004, the Board elected Mr. Decherd as the Lead Director of the Board. The Lead Director chairs executive session meetings of non-management directors and serves as Chairman of the Executive Committee, among other responsibilities. The non-management directors are scheduled to meet in executive session without the presence of management at least quarterly.

Committee Authority to Retain Independent Advisors.    Each of the Audit, Compensation and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation.

Whistleblower Procedures.    The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters. These procedures are available on the Corporation’s website at www.kimberly-clark.com.

Disclosure Committee.    The Corporation has established a disclosure committee composed of members of management to assist the Corporation in fulfilling its obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing the Corporation’s periodic securities filings.

No Executive Loans.    The Corporation does not extend loans to executive officers or directors and has no such loans outstanding.

PROPOSAL 2.    APPROVAL OF AMENDMENTS TO 2001 EQUITY PARTICIPATION PLAN

The stockholders of the Corporation approved the Corporation’s 2001 Equity Participation Plan (the “Original 2001 Plan”) at the Annual Meeting of Stockholders in 2001. The Corporation has determined that, as of the date of this proxy statement, there are approximately 17,700,000 shares remaining under the Original 2001 Plan, of which approximately 1,900,000 shares can be granted as restricted shares or restricted share units. The Corporation estimates that the shares remaining under the Original 2001 Plan are sufficient to meet the anticipated awards to employees prior to the Annual Meeting of Stockholders in 2004; however, additional shares will be needed for future grants under the Original 2001 Plan. The Board of Directors has approved, and recommends to stockholders for their approval, amendments to the Original 2001 Plan to (i) increase the number of shares available under the Original 2001 Plan by an additional 20,000,000 shares, of which not more than an additional 15,000,000 may be used for grants of restricted shares and restricted share units, (ii) maximize the tax deductibility of awards by setting performance goals and (iii) address other matters relating to the administration of the 2001 Plan, including standardizing the eligible retirement age to age 55 on a global basis, clarifying that the participants’ voluntary deferrals may be provided by the Compensation Committee on all forms of awards under the 2001 Plan and clarifying the mechanism for the vesting of performance based awards upon a change of control or similar corporate event (collectively, the “Plan Amendments”). The Original 2001 Plan, as amended by the Plan Amendments, is referred to herein as the “2001 Plan.”

The purpose of the 2001 Plan is to encourage ownership in the Corporation by those employees who have contributed, or are determined to be in a position to contribute, materially to the success of the Corporation by managerial, scientific or other innovative means, thereby increasing their interest in the Corporation’s long-term success. Equity participation plans are significant factors in attracting and retaining management talent, causing key employees to identify more closely with the interests of the stockholders, and providing incentive and reward for long-term growth and performance. Accordingly, the Board of Directors has approved the Plan Amendments to become effective as of January 1, 2004 upon approval of the Plan Amendments by the Corporation’s stockholders at the Annual Meeting to be held on April 29, 2004. The 2001 Plan will expire on April 25, 2011, unless earlier terminated or extended by the Committee.

Under the 2001 Plan, the Committee can grant awards consisting of restricted shares and restricted share units (see “Restricted Shares and Restricted Share Units” below), options to acquire the Corporation’s common stock (see “Stock Options” below), or a combination of stock options, restricted shares and restricted share units. The 2001 Plan also provides the Committee with discretion (i) to require performance based standards to be met before awards will vest and (ii) to allow a participant to defer receipt of shares or cash payment of an award. The terms, conditions and procedures applicable to any such deferral may be determined from time to time by the Committee in its discretion. For the past several years, the Corporation’s primary long-term incentive program has been the awarding of stock options. Restricted stock has been used on a periodic basis, primarily for retention of key executives. Going forward, the Corporation intends to reduce the number of stock options to be granted to key executives and to increase the number of restricted shares, with a significant portion of such restricted shares being performance-based (see “Executive Compensation – Compensation Committee Report on Executive Compensation”).

A copy of the 2001 Plan was filed electronically with the Securities and Exchange Commission with this proxy statement. The following information provides a summary of certain provisions of the 2001 Plan.

Restricted Shares and Restricted Share Units

The Committee may determine the number of restricted shares or restricted share units to be granted to participants and the periods during which the shares or units may not be transferred. Unless otherwise determined by the Committee, the transferability restrictions will last for a period of three to ten years from the date of grant. During this restricted period, the restricted shares or restricted share units may not be sold or transferred by the participant except in the case of death. Upon expiration of the restricted period, the restricted shares will be delivered to the participant free of restrictions. A participant who is awarded restricted shares will be entitled to vote such shares and to receive dividends declared on such shares during the restricted period. Upon expiration of the restricted period, payment of restricted share units will be made in cash or shares of common stock as determined by the Committee at the time of grant. During the restricted period, a participant who is awarded restricted share units will not be entitled to vote such units but will receive either cash or a credit equal to dividends declared on the Corporation’s common stock which will be reinvested in restricted share units at the then fair market value of the Corporation’s common stock on the date dividends are paid.

Stock Options

The 2001 Plan employs market value as a basis for rewarding performance through the use of incentive stock options under Section 422 of the Internal Revenue Code (“Incentive Stock Options”) and stock options which are not Incentive Stock Options (“Nonqualified Stock Options”) to acquire the Corporation’s common stock. The option price per share will be no less than 100 percent of market value per share of the Corporation’s common stock at the date of grant. The term of options will be no more than 10 years from the date of grant. Options will only become exercisable (1) after specified periods of employment after grant (generally, 30 percent after the first year, 30 percent after the second and the remaining 40 percent after the third), (2) if earlier, upon the employee’s termination of employment without cause following a change in control of the Corporation or (3) as otherwise determined by the Committee. The option price, and any withholding tax, is payable in full in cash at the time of exercise, or at the discretion of the Committee in shares of common stock of the Corporation transferable to the Corporation and having a fair market value on the transfer date equal to the amount payable to the Corporation.

If the participant terminates employment for any reason other than death, disability, retirement or without cause following a change in control of the Corporation, however, the then-exercisable portion of the option will only be exercisable for three months following such termination. The entire unexercised portion of the option is exercisable within three years from the date of death or disability of a participant, within five years of the date of retirement of a participant, or within the remaining period of the option, whichever is earlier. The option is not transferable except in the case of death or, in limited circumstances, by gift. Under no circumstances, however, will an option be exercisable beyond 10 years from the date of the grant thereof.

Under the 2001 Plan, the Committee, by written notice to a participant, may limit the period in which an option may be exercised to a period ending at least three months following the date of such notice, and/or limit or eliminate the number of shares subject to option after a period ending at least three months following the date of such notice.

The 2001 Plan provides the Committee with discretion to allow a participant to convert an unexercised stock option to a cash payment equal to the difference between the participant’s option price and the fair market value of the Corporation’s common stock on the date of conversion. Any such conversion will reduce the number of outstanding unexercised stock options by a number of shares of the Corporation’s common stock equal to the options that were converted to a cash payment.

Shares Subject to the 2001 Plan/Individual Limits

Under the Original 2001 Plan, the equivalent of 30,000,000 shares (which may be adjusted for stock dividends, stock splits or other corporate changes) of the Corporation’s common stock was available, of which not more than 3,000,000 could be used for grants of restricted shares and restricted share units. Under the Plan Amendments, subject to approval by the stockholders, the equivalent of an additional 20,000,000 shares (which may be adjusted for stock dividends, stock splits or other corporate changes) of the Corporation’s common stock will be available, of which not more than an additional 15,000,000 may be used for grants of restricted shares and restricted share units. Shares subject to stock options which become ineligible for purchase for any reason other than exercise of the option, restricted share units which are retired through forfeiture or maturity other than those which are retired through the payment of common stock, and restricted shares which are forfeited during the restricted period due to any applicable transferability restrictions will again become available under the 2001 Plan.

The maximum number of shares of common stock to be granted to any participant pursuant to all awards under the 2001 Plan within any two consecutive calendar years shall not exceed 1,500,000 in the aggregate, and all awards to executive officers under the 2001 Plan must be approved by the Committee, which consists entirely of Independent Directors.

Eligibility and Award Estimates

Eligibility to participate in the 2001 Plan is limited to employees (including officers and directors who also are employees) of the Corporation and its affiliated companies. Because the granting of options, restricted shares and restricted share unit awards under the 2001 Plan is at the discretion of the Committee, it is not possible to indicate which persons (including the persons identified in the Summary Compensation Table, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees, including current officers who are not executive officers, as a group) may be granted awards or options. Also, it is not possible to estimate the number of shares which may be awarded.

Administration of the 2001 Plan

The 2001 Plan is administered by the Committee. The Committee will from time to time select participants, determine the extent of participation and make all other necessary decisions and interpretations under the 2001 Plan. The Committee has the authority to delegate to the Chief Executive Officer the limited authority to grant awards under the 2001 Plan as determined to be reasonable and appropriate by the Chief Executive Officer in connection with recruiting and special employee recognition and retention matters, provided that such limited grants will not exceed 200,000 stock options, restricted shares or restricted share units, in the aggregate, in any calendar year.

Amendment of the 2001 Plan

The 2001 Plan provides that the Committee may amend, suspend, or discontinue the 2001 Plan or amend any or all awards under the 2001 Plan to the extent permitted by law and the rules of any stock exchange on which the Corporation’s common stock is listed, provided that no action may be taken if it would materially increase any benefits under the 2001 Plan, materially increase the number of securities which may be issued, materially modify the requirements for eligibility, result in a failure to comply with applicable provisions of the federal securities or income tax laws or constitute a repricing or reloading of the award. However, in the event of relevant changes in the Securities Exchange Act of 1934, the Committee, in its discretion, may amend, suspend, or discontinue the 2001 Plan or amend any or all awards under the 2001 Plan to the extent permitted by such Act or the rules and regulations thereunder. Except as provided in the 2001 Plan, no amendment, suspension or termination of the 2001 Plan shall adversely alter any rights granted a participant under the 2001 Plan. However, if an amendment must be approved by the stockholders pursuant to law or the rules of any stock exchange on which the Corporation’s common stock is listed, any such proposed amendment will be submitted to the stockholders for approval.

U.S. Federal Income Tax Consequences of Restricted Shares and Restricted Share Units

Under current federal tax law, the grant of a restricted share award has no federal income tax consequences for the participant or the Corporation. Upon the vesting of the restricted shares, the full value of the shares will be taxable to the participant as ordinary income subject to applicable withholding taxes. The participant may accelerate the taxation of the grant by electing to include the value of the shares, at the time of the grant, in gross income for the year in which the grant is made. The Corporation will generally be allowed a tax deduction equal to any ordinary income taxable to the participant upon grant or vesting of the restricted shares.

Dividends on restricted share awards are taxable to the participant as ordinary income and are subject to applicable withholding taxes. Once the restricted shares vest, or if the participant elects to accelerate the taxation of the grant, the dividends are treated as any other dividends. The holding period for purposes of determining whether gain or loss is short or long term on the sale of restricted shares commences on the date the restricted shares vest, unless the participant has elected to accelerate the taxation of the award, in which case the holding period commences on the day after the grant date of the restricted shares.

Neither the grant of a restricted share unit award nor the crediting of the dividend shares with respect thereto will subject the participant to any immediate tax or have any federal income tax consequences for the Corporation. However, when the award is paid, or the dividend equivalent is paid in cash, the full amount of the payment will be taxable to the participant as ordinary income subject to withholding taxes, and the Corporation will be allowed a tax deduction equal to that amount.

U.S. Federal Income Tax Consequences of Stock Options

Under current federal tax law, no taxable income will be realized by a participant in the 2001 Plan and the Corporation will not be entitled to any deduction upon the grant of a Nonqualified Stock Option. Upon exercise of a Nonqualified Stock Option, a participant will realize ordinary taxable income on the date of exercise. Such taxable income will equal the difference between the option price and the fair market value of the Corporation’s common stock on the date of exercise. The Corporation will be entitled to a corresponding deduction.

Upon the grant of an Incentive Stock Option, no taxable income will be realized by a participant and the Corporation will not be entitled to any deduction. If a participant exercises the option, either while an employee of the Corporation or any of its affiliated companies or at any time during the period three months after the participant terminates employment, then generally, no taxable income will result at the time of the exercise of such option. If a participant holds the shares of common stock transferred to him or her upon exercise of the option for at least the longer of one year after the exercise of the stock option or two years after the grant of the option, any profit (or loss) realized by a participant from a sale or exchange of such stock will be treated as long-term capital gain (or capital loss), and no deduction will be allowable to the Corporation with respect thereto. If a participant fails to hold shares for such period of time, then the disposition generally will result in ordinary income at the time of the disposition in an amount equal to the lesser of (1) the gain on the sale or (2) the difference between the option price and the fair market value of the Corporation’s common stock on the date of exercise. If the gain exceeds the difference between the option price and the fair market value of the Corporation’s common stock on the date of exercise, the excess is a short-term or long-term capital gain depending upon how long the shares are held prior to the sale. If the stock is sold for less than the exercise price, failure to meet the holding period requirement generally will result in a short-term or long-term capital loss, again depending upon how long the shares are held prior to the sale, equal to the difference between the exercise price and the sale price. When a participant exercises an Incentive Stock Option, he or she will realize an item of “tax preference” for purposes of the “alternative minimum tax” equal to the amount by which the fair market value of the stock at the time of exercise exceeds the option price.

At the Committee’s discretion, both Incentive Stock Options and Nonqualified Stock Options may be exercised by a participant using shares of the Corporation’s common stock which he or she previously owned; in addition, any resulting withholding tax may be paid with common stock acquired pursuant to the exercise of the options. The use of previously owned common stock has no tax consequences to the Corporation.

The foregoing discussion on tax consequences of stock options, restricted shares and restricted share units is not intended to cover all tax consequences of participation in the 2001 Plan. The tax consequences outlined above apply only with respect to an employee whose income is subject to United States federal income tax. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States.

Closing Quotation

The closing quotation of the common stock of the Corporation on March 1, 2004, as reported in The Wall Street Journal, was $65.03 per share.

The Board of Directors unanimously recommends a vote FOR approval of the Plan Amendments.

PROPOSAL 3.    APPROVAL OF AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the principal independent auditors to audit the financial statements of the Corporation for 2004, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been the independent auditors for the Corporation since 1928.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

Principal Accounting Firm Fees

The aggregate fees (excluding value added taxes) billed to the Corporation and its subsidiaries for the fiscal years ended December 31, 2002 and 2003 by the Corporation’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), were:

	2003	2002
Audit Fees(a)	$5,677,000	$4,470,000
Audit-Related Fees(b)	$299,000	$263,000
Tax Fees(c)	$3,566,000	$2,933,000
All Other Fees	$0	$0

(a)	Includes fees for statutory audits, comfort letters, attest services, consents, assistance with and review of Securities and Exchange Commission filings and other related matters. Audit fees in 2003 increased primarily due to changes in foreign currency exchange rates, acquisitions and the implementation of new accounting standards.
(b)	Includes fees for employee benefit plans, due diligence assistance and other matters.
(c)	Includes fees for expatriate tax compliance of $2,578,000 in 2003 and $1,504,000 in 2002.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Deloitte to the Corporation must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Deloitte. At or before the first meeting of the Audit Committee each year, the Corporation’s Vice President and Controller prepares a detailed memorandum outlining the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) to be provided by Deloitte during the year. Before each subsequent meeting of the Committee, the Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. The Audit Committee reviews these memoranda and approves the services outlined therein if such services are acceptable to the Committee.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Deloitte’s independence under applicable Securities and Exchange Commission rules. The Chairman reports action taken to the Committee at the next Committee meeting.

All Deloitte services and fees in 2003 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR approval of this selection.

PROPOSAL 4.    STOCKHOLDER PROPOSAL REGARDING THE CORPORATION’S AMENDED

AND RESTATED RIGHTS AGREEMENT

Nick Rossi has sent a letter to the Corporation’s Chairman requesting that the proposal set forth below be submitted to our stockholders for consideration at the Annual Meeting. Mr. Rossi has stated that someone acting on his behalf intends to introduce the following proposal at the Annual Meeting. As of November 7, 2003, Mr. Rossi beneficially owned 3,120 shares of the Corporation’s common stock. Mr. Rossi’s address is P.O. Box 249, Boonville, CA 95415. Mr. Rossi’s proposal uses the term “poison pill” to refer to the Corporation’s stockholder rights plan (the “rights plan”). The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Mr. Rossi’s proposal below:

“4 – Shareholder Input on a Poison Pill

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also, once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to a shareholder vote at the earliest possible shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

We as shareholders voted in support of this topic:

Year	Rate of Support
2002	62%
2003	70%	Up 8%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive because the 70% support followed our Directors’ objection to the proposal.

I believe that there is a greater tendency for shareholders, who more closely follow our company, to vote in favor of this proposal topic. This topic also won an overall 60% yes-vote at 79 companies in 2003.1

Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

Shareholders’ Central Role

Putting poison pills to a vote is a way of affirming the central role that shareholders should play in the life of a corporation. An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

Source: The Motley Fool

“That’s the key negative of poison pills – instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Source: Morningstar.com

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management.

Wall Street Journal, Feb. 24, 2003

Akin to a Dictator

Poison pills are akin to a dictator who says, “Give up more of your freedom and I’ll take care of you.

“Performance is the greatest defense against getting taken over. Ultimately if you perform well you remain independent, because your stock price stays up.”

Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

I believe our board may be tempted to partially implement this proposal to gain points in the new corporate governance scoring systems. I do not believe that a partial implementation, which could still allow our directors to give us a poison pill on short notice, would be a substitute for complete implementation.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills.2 Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.

Shareholder Input on a Poison Pill

Yes on 4

[1]	IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June – September 2003.

[2]	Council of Institutional Investors Corporate Governance Policies, updated September 4, 2003.”

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.

Adoption and Maintenance of Rights Plan

In 1988, after carefully considering its fiduciary duties to all stockholders and after receiving reports from its outside corporate law firm and a prominent investment banking firm, the Board of

Directors adopted the Corporation’s rights plan in order to protect the Corporation and its stockholders against inadequate offers and abusive tactics, while increasing the bargaining power of the Board. In 1995, again after carefully considering its fiduciary duties to stockholders and after receiving reports from its legal and financial advisors, the Board of Directors adopted the Corporation’s amended and restated rights plan.

The Corporation received a stockholder proposal regarding its rights plan last year. That proposal would have required the Corporation to redeem its poison pill and not adopt a new rights plan without stockholder approval. Approximately 53 percent of the Corporation’s outstanding shares were voted in favor of the proposal (which was approximately 70 percent of the shares that were voted with respect to the proposal).

Following this vote, the Board gave extensive consideration to its rights plan. It thoroughly discussed whether the rights plan continues to be in the best interests of the Corporation and its stockholders. It considered what its obligations were following the stockholder vote on last year’s proposal. It sought and received the views of outside experts in fields such as corporate law, corporate governance and finance. Following these deliberations and presentations, the Board again determined to maintain the Corporation’s rights plan.

The majority vote of the stockholders on last year’s rights plan proposal was given due weight in the Board’s deliberations. The Board, however, has an obligation to act in what it believes to be the best interests of the Corporation and its stockholders as a whole. Accordingly, the Board believes that it must retain the discretion to take actions with respect to the rights plan without seeking a stockholder vote. The Board ultimately determined that maintaining the rights plan is in the best long- and short-term interests of the Corporation and its stockholders. In considering the best interests of the Corporation and its stockholders, the Board took into account the interests of other stakeholders, such as employees, retirees, customers, suppliers and the communities in which the Corporation’s businesses are located to the extent those interests are consistent with stockholders’.

The Board maintains the rights plan because it believes that a rights plan (1) helps to maximize stockholder value by protecting stockholders against unfair or coercive takeover tactics that do not provide fair value to all stockholders, (2) provides the Board with an important corporate governance tool that allows the Board more time to evaluate an acquisition offer and to bargain with a potential bidder on behalf of stockholders and (3) is otherwise in the best interests of the Corporation’s stockholders.

Maximizing Stockholder Value

The Board’s obligation is to act in the best interest of all stockholders of the Corporation. In voting on proposals such as last year’s proposal on our rights plan, stockholders are free to act on what they perceive to be their own economic self-interest, which may differ from that of the Corporation as a whole.

Some stockholders contend that dismantling takeover defenses benefits stockholders by providing a larger one-time gain in a change of control. Representing a 132 year-old company, the Board believes this is not only a narrow view of takeover defenses, but is also wrong. The Board of Directors believes that the rights plan is at worst neutral but likely has a positive effect on stockholder value. The Board’s belief is supported by numerous studies and reports including the following:

•	a 1994 study by University of Rochester economists Robert Comment and G. William Schwert who concluded that the adoption of rights plans has no meaningful effect on stock price.

Significantly, they concluded that rights plans “are reliably associated with higher premiums for selling shareholders.” This study was published in the Journal of Financial Economics, volume 39, pages 3-43 (1995).

•	a 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, which studied 319 merger and acquisition transactions completed between 1992 and 1996 and found that companies with rights plans receive higher takeover premiums in both hostile and friendly transactions. This study also concluded that rights plans do not diminish stockholder value by preventing takeovers, but were actually associated with higher overall stockholder value. This study is currently available on Georgeson’s website (www.georgeson.com/pdf/M&Apoisonpill.pdf).

These studies imply that even a stockholder with a short-term, “get-the-best-price and cash-out” view should support the maintenance of adequate takeover defenses.

Broad Vision

The Board believes that the Corporation’s takeover defenses, including its rights plan, are in the best short-term and long-term interests of the Corporation, its stockholders and the Corporation’s other constituencies, including employees, retirees, customers, suppliers and the communities depending on the more than 60,000 jobs and financial stability that the Corporation provides. The Board has moral and ethical obligations to all its constituents and stakeholders, not just to the group of stockholders who favored last year’s proposal. It would be inconsistent with the Board’s duties to stockholders to ignore any of the individuals whose investments are an important part of the Corporation’s success. Each constituent’s stake is unique, but inextricably linked with that of the others. Together they help to support the Corporation’s business. The well being of these individuals is a vital part of the Corporation’s overall health.

In the Board’s opinion, it has an obligation to weigh the “best price” in terms of the best interests of the Corporation such as employment, security of pension and health care plans, and viability of the new owners’ capital structure. The Board wants the Corporation to be financially strong so that: its stockholders can foresee a safe and profitable future; its employees can expect continued work; its customers can expect quality products; and its communities can anticipate the benefits of continued operations.

The Board of Directors believes that the Corporation’s rights plan will encourage bidders to negotiate with the Board to develop an offer that the Board believes is in the best interests of the Corporation, its stockholders and other constituents. The rights plan allows time for analysis of any offer, and provides the Board with an opportunity to negotiate the best terms of a transaction.

Conclusion

For the above reasons, the Board unanimously believes that the Corporation’s rights plan is in the best short- and long-term interests of all of its stockholders, as well as our employees, retirees, customers, suppliers and the communities where the Corporation operates.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 31, 2003, unless otherwise indicated, regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in “Executive Compensation” below (collectively, the “Named Executive Officers”), and by all directors, nominees and executive officers as a group.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership(1)(2)(3)
Robert E. Abernathy	532,163	(4)
Dennis R. Beresford	7,500	(4)
John F. Bergstrom	25,700	(4)(5)
Mark A. Buthman	184,501	(4)
Pastora San Juan Cafferty	14,733	(4)(6)
Paul J. Collins	21,000	(4)(6)
Robert W. Decherd	24,100	(4)
Thomas J. Falk	1,220,088	(4)(7)
Claudio X. Gonzalez	185,706
Mae C. Jemison, M.D.	6,130	(4)
Steven R. Kalmanson	486,560	(4)
Linda Johnson Rice	13,800	(4)(8)
Kathi P. Seifert	614,626	(4)(9)
Marc J. Shapiro	19,627	(4)
All directors, nominees and executive officers as a group	3,528,362	(4)(10)

(1)	Except as otherwise noted, the directors, nominees and Named Executive Officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	Each director, nominee and Named Executive Officer owns less than one percent of the outstanding shares of the Corporation’s common stock. All directors, nominees and executive officers as a group own less than one percent of the outstanding shares of the Corporation’s common stock.

(3)	For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued and 1,000 restricted share units granted under the Outside Directors’ Compensation Plan. See “Proposal 1—Compensation of Directors” for a description of the Outside Directors’ Compensation Plan and of the restricted share units.

(4)	Includes the following shares which could be acquired within 60 days of December 31, 2003 by: Mr. Abernathy, 456,906 shares; Mr. Beresford, 5,000 shares; Mr. Bergstrom, 7,900 shares; Mr. Buthman, 154,897 shares; Mrs. Cafferty, 8,200 shares; Mr. Collins, 9,000 shares; Mr. Decherd, 8,100 shares; Mr. Falk, 1,025,000 shares; Dr. Jemison, 5,000 shares; Mr. Kalmanson, 421,204 shares; Mrs. Johnson Rice, 7,500 shares; Ms. Seifert, 529,808 shares; Mr. Shapiro, 17,627 shares; and all directors, nominees and executive officers as a group, 2,790,732 shares. Also, shares of common stock held by the trustee of the Corporation’s Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the Named Executive Officers above are included in this table.

(5)	Includes 800 shares held by trusts for the benefit of Mr. Bergstrom’s son and for which Mr. Bergstrom serves as trustee. Also includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(6)	The following directors have stock credits allocated to their deferred compensation accounts as of December 31, 2003 under the Corporation’s deferred compensation plan for directors: Mrs. Cafferty, 23,804 credits; and Mr. Collins, 54,691 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although these directors are fully at risk as to the price of the Corporation’s common stock represented by stock credits, the stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to the stock credits. See “Proposal 1—Compensation of Directors” above for additional information concerning the deferred stock accounts.

(7)

Includes 96,418 shares held by TKM II, Ltd., a partnership of which Mr. Falk and his wife are the general and limited partners, and of which Mr. Falk shares voting control. Also includes 240,981 shares which could be acquired within 60 days by TKM, Ltd., a partnership of which Mr. Falk and his wife are the general partners, and of which Mr. Falk shares voting control. These 240,981 shares are included in the 1,025,000 shares listed for Mr. Falk in footnote 4 above.

(8)	Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice’s daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

(9)	Includes 170 shares held by Ms. Seifert’s spouse in custody for their son. Also includes 190 shares held by Ms. Seifert’s son, who has sole voting and investment power with respect to the shares.

(10)	Voting and investment power with respect to 342,869 of the shares is shared.

To further align management’s financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for approximately 400 key managers, including the Named Executive Officers (see “Executive Compensation – Compensation Committee Report on Executive Compensation – Target Stock Ownership”).

EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for each of 2001, 2002 and 2003 awarded to, earned by, or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation (the Named Executive Officers), other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000:

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation				Long Term Compensation			All Other Compensation ($)(4)
						Awards		Payouts
		Salary($)	Bonus($)		Other Annual Compensation ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (#)	LTIP Payouts ($)(3)
Thomas J. Falk Chairman of the Board and Chief Executive Officer	2003 2002 2001	987,500 793,750 675,000	840,000 347,778 0		66,302 10,648 3,213	0 4,466,250 0	400,000 300,000 225,000	728,833 953,614 2,885,112	6,000 6,000 3,376

Robert E. Abernathy(5) Group President — Developing and Emerging Markets	2003 2002 2001	445,000 415,000 375,000	261,314 139,400 56,953		1,179 0 0	311,780 0 333,120	90,000 100,000 60,000	485,889 286,084 917,376	6,000 6,000 5,100

Mark A. Buthman (5) Senior Vice President and Chief Financial Officer	2003	350,000	208,740		0	445,400	90,000	155,485	35,781

Steven R. Kalmanson(5) Group President — North Atlantic Personal Care	2003 2002	465,000 425,000	119,280 442,800	(6)	0 0	311,780 0	90,000 100,000	437,300 429,127	6,000 6,000

Kathi P. Seifert Former Executive Vice President	2003 2002 2001	520,000 500,000 480,000	346,710 141,450 0		2,146 0 0	0 0 0	90,000 100,000 80,000	583,066 715,212 1,711,178	6,000 6,000 5,100

(1)

Amounts shown consist of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes. Except with respect to Mr. Falk, amounts shown do not include perquisites provided by the Corporation, such as payments made to or on behalf of the Named Executive Officers pursuant to the Corporation’s

Executive Financial Counseling Program and the incremental costs to the Corporation for personal and spousal travel required for company purposes on aircraft owned by the Corporation. The aggregate amount of perquisites provided to each Named Executive Officer, other than Mr. Falk, did not exceed the lesser of $50,000 or 10 percent of such officer’s combined salary and bonus for any year. The amount listed for Mr. Falk includes $39,730 for personal use of corporate aircraft and $14,572 for the tax reimbursement described above.

(2)	Restricted stock awards were granted pursuant to the Corporation’s 2001 Equity Participation Plan. All restricted stock awards were valued at the closing price of the Corporation’s stock on the date of grant. The restricted stock awards in 2001, 2002 and 2003 were granted on November 12, 2001, September 12, 2002 and February 17, 2003, respectively, and the closing prices of the Corporation’s stock on these dates were $55.52, $59.55 and $44.54 per share, respectively. The restricted shares granted in 2001 to Mr. Abernathy vest on November 12, 2006. The restricted shares granted in 2002 to Mr. Falk vest on September 12, 2007. The restricted shares granted in 2003 to the Named Executive Officers vest on February 17, 2008. As of December 31, 2003, the number and value (based on the December 31, 2003 stock price of $59.09 per share) of total shares of restricted stock held by the Named Executive Officers are: Mr. Falk (89,000 shares, $5,259,010); Mr. Abernathy (24,000 shares, $1,418,460); Mr. Buthman (19,000 shares, $1,122,710); Mr. Kalmanson (23,000 shares, $1,359,070); and Ms. Seifert (12,000 shares, $709,080). Dividends are paid on restricted stock at the same rate paid to all stockholders of the Corporation. See “Proposal 2 – Approval of Amendments to 2001 Equity Participation Plan” above for a more complete description of the plan.

(3)	Amounts shown consist of participation share payments made pursuant to the 1992 Equity Participation Plan for awards that were granted to Named Executive Officers of the Corporation on February 11, 1993, February 16, 1995, February 13, 1996 and February 20, 1997. The awards granted in 1993 and 1995 matured on December 31, 2000 and were paid according to their terms in the first quarter of 2001. The awards granted in 1996 matured on December 31, 2001 and were paid according to their terms during the first quarter of 2002. The awards granted in 1997 matured on December 31, 2002 and were paid according to their terms in the first quarter of 2003. No awards of participation shares have been granted to Named Executive Officers since 1998. Each participation share is assigned a base value equal to the book value of one share of the Corporation’s common stock as of the close of the fiscal year immediately prior to the award. The value is adjusted each quarter based on multiplying dividends declared per share of the Corporation’s common stock during the quarter by the total number of participation shares and dividend shares in the participant’s account. The normal maturity date of a participation share award is the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. The participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of the shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation’s common stock).

(4)	Amounts shown consist solely of the Corporation’s matching contributions under the Corporation’s Incentive Investment Plan for all of the Named Executive Officers except Mr. Buthman. Amount shown for Mr. Buthman also includes (i) payment in 2003 of $3,846 for unused vacation earned the prior year and (ii) contributions by the Corporation under the Corporation’s retirement contribution profit sharing plan and related supplemental plan. See the discussion following the Pension Plan Table below for a more complete description of these plans.

(5)	Mr. Abernathy became an executive officer of the Corporation on January 1, 1997 and was elected Group President – Developing and Emerging Markets on January 19, 2004. Mr. Buthman became an executive officer of the Corporation on January 1, 2003, when he was elected Senior Vice President and Chief Financial Officer. Mr. Kalmanson became an executive officer of the Corporation on January 1, 2002 and was elected Group President – North Atlantic Personal Care on January 19, 2004.

(6)	Includes amounts voluntarily deferred by the Named Executive Officer under the Corporation’s Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See “Compensation Committee Report on Executive Compensation—Tax Deduction for Executive Compensation” below for a more complete description of this Plan.

The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded are described under “Compensation Committee Report on Executive Compensation” below.

The following table sets forth information concerning grants of stock options during 2003 to each of the Named Executive Officers and the potential realizable value of the options at assumed annual rates of stock price appreciation for the option term.

Option Grants in 2003(1)

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	0%($)	5%($)	10%($)
Thomas J. Falk	400,000	7.2	44.54	2/16/13	0	11,204,387	28,394,116

Robert E. Abernathy	90,000	1.6	44.54	2/16/13	0	2,520,987	6,388,676

Mark A. Buthman	90,000	1.6	44.54	2/16/13	0	2,520,987	6,388,676

Steven R. Kalmanson	90,000	1.6	44.54	2/16/13	0	2,520,987	6,388,676

Kathi P. Seifert	90,000	1.6	44.54	2/16/13	0	2,520,987	6,388,676

(1)	The plan governing stock option grants provides that the option price per share shall be no less than 100 percent of the market value per share of the Corporation’s common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 2003 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided, however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control and options granted to the officers named in this table are subject to the Corporation’s Executive Severance Plan described later in this proxy statement (see “Executive Compensation—Executive Severance Plan” below). The options may be transferred by the officers to family members or certain entities in which family members have interests.

(2)	The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5 percent and 10 percent rates set by, and the 0 percent rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation’s common stock price.

The following table sets forth information concerning exercises of stock options during 2003 by each of the Named Executive Officers and the value of each officer’s unexercised options as of December 31, 2003 based on a closing stock price of $59.09 per share of the Corporation’s common stock on that date:

Aggregated Option Exercises in 2003

and Option Values as of December 31, 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2003(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003($) Exercisable/Unexercisable
Thomas J. Falk	0	0	725,000 700,000	4,587,500 5,820,000
Robert E. Abernathy	9,676	190,578	375,906 184,000	4,158,048 1,309,500
Mark A. Buthman	2,500	72,913	103,897 130,000	678,870 1,309,500
Steven R. Kalmanson	0	0	340,204 184,000	4,165,355 1,309,500
Kathi P. Seifert	65,816	1,677,810	440,808 192,000	4,662,398 1,309,500

Compensation Committee Report on Executive Compensation

The Compensation Committee is composed entirely of Independent Directors. See “Corporate Governance – Board of Directors and Board Committees – Compensation Committee.” The Board designates the members and the Chairman of the Committee. The Compensation Committee is responsible for establishing and administering the policies governing annual compensation, stock option awards, restricted stock awards and long-term incentive awards. The Compensation Committee also oversees the development processes for senior management and future senior management candidates.

Executive Compensation Philosophy.    In determining executive compensation, the Compensation Committee employs compensation policies designed to align compensation with the Corporation’s overall business strategy, values and management initiatives. These policies are intended to:

•	Attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation’s executive compensation programs.

•	Support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses.

•	Reward executives for long-term strategic management and the enhancement of stockholder value through stock option, restricted stock and long-term incentive awards.

In 2003, the Compensation Committee engaged an outside compensation consultant to assist it in assessing the Corporation’s executive compensation programs and determining appropriate compensation for the Corporation’s executives. The goals of this study were to assess the Corporation’s compensation philosophy, to determine an appropriate peer group for comparison, and to assess the structure of the Corporation’s executive compensation programs and the level of compensation paid to the Corporation’s executives. The consultant evaluated the compensation of 19 other companies, primarily consumer-packaged goods companies, which included the seven companies in the Peer Group for the Performance Graph referenced later in this proxy statement (see “Executive Compensation – Performance Graph” below). Median revenues for this peer group of 19 companies are $17.6 billion, ranging from $4 billion to $50.7 billion. The Committee believes this is an appropriate peer group to evaluate executive compensation since they are similarly situated, large consumer-packaged goods companies with global operations. The Corporation’s base salary program is targeted at or near the median of this peer group. Incentive compensation programs are targeted to provide total compensation within the third quartile (that quartile between the 50th and 75th percentiles) of the peer group if the Corporation’s goals are met.

Base Salary – Salary ranges and individual salaries for executive officers are reviewed annually. In determining individual salaries, the Committee considers the scope of the executive’s job responsibilities, individual contributions, market conditions, the Corporation’s salary budget guidelines and current compensation as compared to peer companies.

Annual Incentives – Annual incentives are based on performance against the Corporation’s and business unit goals that are established at the beginning of the year. These goals are aligned with the goals stated in the Corporation’s global business plan and include financial goals based on objective standards such as top-line growth, earnings per share (EPS), return on invested capital (ROIC), as well as non-financial strategic goals that improve the longer-term capabilities of the Corporation. Goals for business units in 2003 included both operating profit and ROIC objectives.

For 2003, the performance measures applicable to executives in business units were divided between corporate and business performance. Performance measures for other executives, including the Chief Executive Officer, are based solely on the Corporation’s performance against its corporate objectives. The amounts to be paid for the corporate and business unit goals are determined after the end of the year. The Compensation Committee believes that full payment of awards under this plan should be based on meeting the target goals established by the Committee. Accordingly, it is possible that no awards will be made to executives in a given year if the minimum performance level of the goals is not met. On the other hand, if performance goals are significantly exceeded, payments under the annual incentive program can reach 220 percent (increasing to 240 percent in 2004, with increased emphasis on ROIC) of the target bonus established by the Committee for each elected officer of the Corporation and by the Chief Executive Officer for other executives. On average, awards to executive officers under this plan for 2003 were 69 percent of the target award levels.

Long-Term Incentives – For the past several years, the Corporation’s primary long-term incentive program has been the awarding of stock options. Restricted stock has been used on a periodic basis, primarily for retention of key executives. Going forward, the Corporation intends to reduce the number of stock options to be granted to key executives and to increase the number of restricted shares, with a significant portion of such restricted shares being performance-based. The value of long-term incentive awards is targeted to be within the third quartile of the peer group described above.

Factors in determining long-term incentive awards include the specific responsibilities of the executive, individual contributions, market factors, and the stock price of the Corporation.

For a description of the material terms of stock option grants pursuant to the long term incentive plans in 2003, see note 1 to the table above entitled “Option Grants in 2003.” In addition, for a description of the material terms of long term incentive awards that may be granted pursuant to the 2001 Plan, see “Proposal 2 – Approval of Amendments to 2001 Equity Participation Plan.”

Compensation of CEO. The Committee, after consultation with an independent consultant, increased the salary of Mr. Falk to $1,000,000 effective March 1, 2003, as reported in the Corporation’s

2003 Proxy Statement. Mr. Falk’s salary was subsequently increased by the Committee to $1,075,000 on January 1, 2004. This action moved Mr. Falk’s salary toward the median of the peer companies.

The cash bonus payment paid to Mr. Falk for 2003 recognizes progress towards top-line growth, EPS and ROIC goals and strategic goals, including significant achievements in the latter part of the year. Although the Corporation did not fully attain the target goals established by the Committee, the Corporation achieved strong performance in top line growth, cost savings and cash flow. The Committee also considered achievements against the strategic goals. Accordingly, the bonus paid to Mr. Falk was 70 percent of the target award level that had been established by the Committee for 2003.

The Committee believes that, based upon most recent comparisons to the peer group as provided by the independent consultant, Mr. Falk’s compensation in 2003 met the Committee’s goals as described under “Executive Compensation Philosophy” above.

Target Stock Ownership.  The Corporation strongly believes that the financial interests of its executives should be aligned with those of its stockholders. Accordingly, the Corporation maintains stock ownership guidelines for approximately 400 key managers, including the Named Executive Officers. All executive officers are expected to own the Corporation’s stock in an amount equivalent to three times their annual salary. The Chief Executive Officer is expected to own an amount of the Corporation’s stock which is six times his annual salary. These guidelines have been met or exceeded by each of the Named Executive Officers. Failure to attain targeted stock ownership levels within three years can result in a reduction in future long-term incentive awards granted to the executive.

Tax Deduction for Executive Compensation.  In order to ensure that future annual bonus payments to executive officers are deductible by the Corporation, the Corporation adopted the Executive Officer Achievement Award Program in 2002, which was approved by the Corporation’s stockholders.

The Corporation also has adopted a deferred compensation plan in response to limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1,000,000 for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. While the deferred compensation plan remains unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to the trust to provide a source of funds to assist the Corporation in meeting its liabilities under the deferred compensation plan. The plan permits the officers to limit their annual cash compensation to the $1,000,000 limitation which may be deducted by the Corporation for federal income tax purposes. A deferral will result in the possible deduction by the Corporation of compensation when paid; however, there is no obligation on any executive officer to defer any amounts during any fiscal year.

Furthermore, to maximize the deductibility of the compensation paid to the Corporation’s executive officers, the 1992 Equity Participation Plan, as amended, and the 2001 Equity Participation Plan ensure that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Paul J. Collins, Chairman

Pastora San Juan Cafferty

Linda Johnson Rice

Marc J. Shapiro

Equity Compensation Plans

The following table gives information about the Corporation’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Corporation’s equity compensation plans as of December 31, 2003.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (1)	32,461,443	(2)	$53.84		17,859,674	(3)
Equity compensation plans not approved by stockholders (4)	1,655,670	(5)(6)	$52.56	(6)	969,009

Total	34,117,113		$53.78		18,828,683

(1)	Includes the 1992 Equity Participation Plan and 2001 Equity Participation Plan.

(2)	Does not include 254,836 restricted share units granted under the 2001 Equity Participation Plan. Upon vesting, a share of the Corporation’s common stock is issued for each restricted share unit.

(3)	Includes 1,938,774 shares that may be granted as restricted shares or restricted share units under the 2001 Equity Participation Plan.

(4)	Includes the 125th Anniversary Options Program, 1999 Restricted Stock Plan, Outside Directors Compensation Plan and certain acquired equity compensation plans. See below for descriptions of the 125th Anniversary Options Program, 1999 Restricted Stock Plan and Outside Directors Compensation Plan.

(5)	Does not include 88,790 restricted share units granted under the 1999 Restricted Stock Plan. Upon vesting, a share of the Corporation’s common stock is issued for each restricted share unit.

(6)	Does not include 256,611 options at a weighted-average exercise price of $47.48 granted, and 5,459 shares of the Corporation’s common stock that may be issued, under equity compensation plans assumed by the Corporation in connection with acquisitions to honor existing obligations of acquired entities. The Corporation will not make any additional grants or awards under such plans, although the terms of one acquired deferred compensation plan provide for issuance of a de minimus number of shares of the Corporation’s common stock for reinvested dividends on deferred amounts.

125th Anniversary Options Program.    In 1997, approximately 57,000 employees worldwide were granted approximately 3,200,000 stock options and 200,000 stock appreciation rights under the Corporation’s 125th Anniversary Options Program, approved by the Corporation’s Board of Directors. Employees were granted options to purchase a fixed number of shares, ranging from 25 to 125 shares per employee, of common stock at a price equal to the fair market value of the Corporation’s stock at the date of grant. These grants generally became exercisable after the third anniversary of the grant date and have a term of seven years. The Corporation is no longer granting options under this program.

1999 Restricted Stock Plan.    In 1999, the Corporation’s Board of Directors approved the 1999 Restricted Stock Plan under which certain key employees could be granted, in the aggregate, up to 2,500,000 shares of the Corporation’s common stock or awards of restricted stock units. These restricted stock awards vest and become unrestricted shares in three to ten years from the date of grant. Although plan participants are entitled to cash dividends and may vote such awarded shares, the sale or transfer of such shares is limited during the restricted period. The market value of the Corporation’s stock at the date of grant determines the value of the restricted stock award. Although no additional awards can be granted under this plan, unvested restricted share units are credited with dividends that are converted to additional restricted share units.

Outside Directors Compensation Plan.    In 2001, the Corporation’s Board of Directors approved the Outside Directors Compensation Plan. A maximum of 1,000,000 shares of the Corporation’s common stock is available for grant under this plan. The Corporation’s Board of Directors may grant awards in the form of stock, stock appreciation rights, restricted shares, restricted share units, or any combination of cash, options, stock, stock appreciation rights, restricted shares or restricted share units under this plan. See “Proposal 1 – Compensation of Directors” above for information regarding the compensation of Outside Directors under this Plan in 2003 and 2004.

Performance Graph

Comparison of

Five Year Cumulative Total Return Among

Kimberly-Clark, S&P 500, & Peer Group(1)

The stock price performance shown on the graph below may not be indicative of future price performance.

(1)	The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, Johnson & Johnson, The Procter & Gamble Company, Unilever Group, Georgia-Pacific Corp. and The Gillette Company. The Peer Group used in this proxy statement includes the same companies as those included in the Peer Group used in the proxy statement for the Corporation’s prior fiscal year.

Compensation Committee Interlocks and Insider Participation

During 2003, the following directors served as members of the Compensation Committee of the Board of Directors of the Corporation: Paul J. Collins, Pastora San Juan Cafferty, Linda Johnson Rice and Marc J. Shapiro.

Thomas J. Falk, Chairman of the Board and Chief Executive Officer of the Corporation, served as a member of the compensation committee of the board of directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

Defined Benefit Retirement Plan

The table below illustrates the estimated annual standard pension benefit payable upon retirement in 2003 at specified compensation levels and years of service classifications.

Pension Plan Table

Remuneration	Years of Benefit Service
	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$ 200,000	$45,000	$60,000	$75,000	$90,000	$105,000	$120,000	$135,000
400,000	90,000	120,000	150,000	180,000	210,000	240,000	270,000
600,000	135,000	180,000	225,000	270,000	315,000	360,000	405,000
800,000	180,000	240,000	300,000	360,000	420,000	480,000	540,000
1,000,000	225,000	300,000	375,000	450,000	525,000	600,000	675,000
1,200,000	270,000	360,000	450,000	540,000	630,000	720,000	810,000
1,400,000	315,000	420,000	525,000	630,000	735,000	840,000	945,000
1,600,000	360,000	480,000	600,000	720,000	840,000	960,000	1,080,000
1,800,000	405,000	540,000	675,000	810,000	945,000	1,080,000	1,215,000
2,000,000	450,000	600,000	750,000	900,000	1,050,000	1,200,000	1,350,000
2,200,000	495,000	660,000	825,000	990,000	1,155,000	1,320,000	1,485,000
2,400,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000	1,620,000
2,600,000	585,000	780,000	975,000	1,170,000	1,365,000	1,560,000	1,755,000
2,800,000	630,000	840,000	1,050,000	1,260,000	1,470,000	1,680,000	1,890,000
3,000,000	675,000	900,000	1,125,000	1,350,000	1,575,000	1,800,000	2,025,000

The compensation covered by the Corporation’s defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The amounts set forth in the table above are subject to offset for social security benefits. The estimated years of benefit service, as of normal retirement at age 65, for the Named Executive Officers are: Thomas J. Falk, 40.0 years; Steven R. Kalmanson, 40.3 years; Kathi P. Seifert, 36.2 years (Ms. Seifert will retire from the Corporation in mid-2004. She will have 26.5 years of benefit service at that time.); Robert E. Abernathy, 37.8 years; and Mark A. Buthman, 15.2 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over this limitation being paid pursuant to supplemental plans. While these supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to this trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the Named Executive Officers is a participant in these supplemental plans.

Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly.

In 1997, pursuant to a broad-based election offered certain employees of the Corporation, Mr. Buthman elected to no longer accrue any additional years of benefit service under the Corporation’s defined benefit retirement plan and instead to participate in the Corporation’s retirement contribution profit sharing plan. Under this defined contribution plan the Corporation provides monthly contributions to a retirement contribution account pursuant to a schedule based on the participant’s age and eligible earnings. Contributions are invested in certain designated investment options as elected by the participant. Distributions of the participant’s account balance are only available after termination of employment. Contributions under this plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess contributions over this limitation being accrued pursuant to a supplemental plan. Mr. Buthman is the only Named Executive Officer who is a participant in this defined contribution plan and its supplemental plan. While this supplemental plan remains unfunded, in 1996 the Board of Directors approved and authorized the Corporation to make contributions to a trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the supplemental plan.

Benefits under the defined benefit supplemental plans will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the defined benefit supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to the participant under the plans. Further, under all the supplemental plans described above, in the event of a change of control of the Corporation or a reduction in the Corporation’s long-term credit rating below investment grade, each participant would have the option of receiving the present value of his or her accrued benefits in the supplemental plans at that time in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively.

Executive Severance Plan

The Corporation has agreements under the Corporation’s Executive Severance Plan (the “Executive Severance Plan”) with each Named Executive Officer. The agreements provide that in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of (1) three times annual base salary and the target bonus award which would be payable as if the performance goals established at the beginning of each year were met under the Executive Officer Achievement Award Program, (2) the value, based on the Corporation’s stock price at the date of the participant’s termination, of forfeited restricted stock and certain unvested incentive stock options, (3) the value of three additional years of service and compensation under the Corporation’s pension plan and its related supplemental plans and (4) three years of COBRA premiums for medical and dental coverage. In addition, nonqualified stock options, and certain incentive stock options, will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option. This Plan also provides that in certain circumstances if the participant incurs excise tax due to the application of Section 280G of the Internal Revenue Code of 1986, the participant is entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable. Qualified Termination of Employment is defined in this Plan to mean termination of employment within two years following a change of control of the Corporation (as defined in this Plan) either involuntarily without cause, by the participant with good reason or voluntarily by the participant for any reason during the 30 day period beginning on the first anniversary of the change of control. In addition, any involuntary termination without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control. The Board has determined the eligibility criteria for participation in this Plan. Each agreement expires three years from its date of execution, unless extended by the Board of Directors.

Corporation’s Severance Pay Plan

The Corporation’s Severance Pay Plan generally provides eligible employees (including the Named Executive Officers) a lump sum severance payment of one week’s pay for each year of employment in the event of involuntary termination without cause. The minimum severance payment is six weeks pay and the maximum is 26 weeks pay. Benefits under this plan will not be paid to a Named Executive Officer in the event benefits are payable under the Executive Severance Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and any person owning more than 10 percent of a class of the Corporation’s stock to file reports with the Securities and Exchange Commission regarding their ownership of the Corporation’s stock and any changes in ownership. The Corporation maintains a compliance program to assist the Corporation’s directors and executive officers in making these filings. With one exception noted below, we believe that the Corporation’s executive officers and directors timely complied with their filing requirements for 2003.

On November 12, 2003, a portion of a restricted stock grant awarded to Mr. Randy J. Vest, Vice President and Controller of the Corporation, in November 2001, vested and 133 shares of the vested restricted stock were automatically deducted from Mr. Vest’s grant in order to satisfy tax withholding obligations. The report reflecting this automatic deduction, which was due to be filed on November 14, 2003, was filed on December 17, 2003.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

The Corporation owns and operates a corporate aircraft based at Appleton, Wisconsin’s airport. The aircraft is used to support the operations of the Corporation’s Neenah, Wisconsin based businesses. The only fixed base operator at the airport is Maxair, Inc. (“Maxair”), a corporation owned 100 percent by Steven R. Kalmanson and his family. Mr. Kalmanson is a Named Executive Officer. Mr. Kalmanson’s wife is responsible for the day-to-day operations of Maxair.

In 2003, the Corporation paid to Maxair pursuant to a fueling agreement: (i) $128,946 for jet fuel which is sold by Maxair to the Corporation at Maxair’s cost, and (ii) $16,198 for related fuel pumping charges. In 2003, the Corporation also paid $165,776 to Maxair for rental and other payments under a lease for aircraft hangar and related office space at the Appleton, Wisconsin airport. Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from other third parties. The Corporation expects to engage in similar transactions in 2004.

2005 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in the Corporation’s 2005 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2005 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 16, 2004. Upon receipt of a proposal, the Corporation will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail – return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

The Corporation’s By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an Annual Meeting by a stockholder (other than in connection with the election of directors; see “Corporate Governance – Stockholder Nominations for Directors” above), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder’s notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation’s By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation’s financial statements, and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for approval the reappointment of Deloitte & Touche LLP as the independent auditors to audit the consolidated financial statements of the Corporation for 2004.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Robert W. Decherd, Chairman

Dennis R. Beresford

Mae C. Jemison, M.D.

OTHER MATTERS

The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By order of the Board of Directors.

Timothy C. Everett

Vice President and Secretary

KIMBERLY-CLARK CORPORATION

P. O. Box 619100

Dallas, Texas 75261-9100

Telephone (972) 281-1200

March 16, 2004

Invitation to Stockholders

Notice of 2004 Annual Meeting

Proxy Statement

KIMBERLY-CLARK CORPORATION

2001 EQUITY PARTICIPATION PLAN

(as amended effective January 1, 2004)

1.	PURPOSE

This 2001 Equity Participation Plan (the “Plan”) of Kimberly-Clark Corporation (the “Corporation”) is intended to aid in attracting and retaining highly qualified personnel and to encourage those employees who materially contribute, by managerial, scientific or other innovative means to the success of the Corporation or of an Affiliate, to acquire an ownership interest in the Corporation, thereby increasing their motivation for and interest in the Corporation’s or Affiliate’s long-term success.

2.	EFFECTIVE DATE

The Plan is amended effective as of January 1, 2004 upon (a) approval of the Board and (b) approval by the stockholders of the Corporation at the 2004 Annual Meeting of Stockholders.

3.	DEFINITIONS

“Affiliate” means any company in which the Corporation owns 20% or more of the equity interest (collectively, the “Affiliates”).

“Award” has the meaning set forth in Section 6 of this Plan.

“Award Agreement” means an agreement entered into between the Corporation and a Participant setting forth the terms and conditions applicable to the Award granted to the Participant.

“Board” means the Board of Directors of the Corporation.

“Cause” means any of the following: (i) the commission by the Participant of a felony; (ii) the Participant’s dishonesty, habitual neglect or incompetence in the management of the affairs of the Corporation; or (iii) the refusal or failure by the Participant to act in accordance with any lawful directive or order of the Corporation, or an act or failure to act by the Participant which is in bad faith and which is detrimental to the Corporation.

“Change of Control” means an event deemed to have taken place if: (i) a third person, including a “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, acquires shares of the Corporation having 20% or more of the total number of votes that may be cast for the election of directors of the Corporation; or (ii) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Corporation before the Transaction shall cease to constitute a majority of the Board of the Corporation or any successor to the Corporation.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

“Committee” means the Compensation Committee of the Board, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter. The term “Committee” shall mean the Compensation Committee or the committee appointed by the Board, as the case may be. Furthermore, the term “Committee” shall include any delegate to the extent authority is delegated pursuant to Section 4 hereunder.

“Committee Rules” means the interpretative guidelines approved by the Committee providing the foundation for administration of this Plan.

“Common Stock” means the common stock, par value $1.25 per share, of the Corporation and shall include both treasury shares and authorized but unissued shares and shall also include any security of the Corporation issued in substitution, in exchange for, or in lieu of the Common Stock.

“Disinterested Person” means a person who is a “Non-Employee Director” for purposes of rule 16b-3 under the Exchange Act, or any successor provision, and who is also an “outside director” for purposes of section 162(m) of the Code or any successor section.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended from time to time.

“Fair Market Value” means the reported closing price of the Common Stock, on the relevant date as reported on the composite list used by The Wall Street Journal for reporting stock prices, or if no such sale shall have been made on that day, on the last preceding day on which there was such a sale.

“Incentive Stock Option” means an Option which is so defined for purposes of section 422 of the Code or any successor section.

“Nonqualified Stock Option” means any Option which is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a fixed option price equal to no less than 100% of the Fair Market Value of the Common Stock on the date the Award is granted.

“Option Price” has the meaning set forth in subsection 7(b) of this Plan.

“Participant” means an employee who the Committee selects to participate in and receive Awards under the Plan (collectively, the “Participants”).

“Performance Goal” means the specific performance objectives as established by the Committee, which, if achieved, will result in the amount of payment, or the early payment, of the Award. The Performance Goal may consist of one or more or any combination of the following criteria: return on invested capital, stock price, market share, sales revenue, cash flow, earnings per share, return on equity, total shareholder return, gross margin, and/or costs. The performance goals may be described in terms that are related to the individual Participant, to the Company as a whole, or to a subsidiary, division, department, region, function or business unit of the Company in which the Participant is employed. The Committee, in its discretion, may change or modify these criteria; however, at all times the criteria must meet the requirements of Section 162(m) of the Code, or any successor section, to the extent applicable.

“Qualified Termination of Employment” means the termination of a Participant’s employment with the Corporation and/or its Affiliates within the two (2) year period following a Change of Control of the Corporation for any reason (whether voluntary or involuntary) unless such termination is by reason of death or disability or unless such termination is (i) by the Corporation for Cause or (ii) by the Participant

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without Good Reason. Subject to the definition of “Termination by the Participant for Good Reason,” transfers of employment for administrative purposes among the Corporation and its Affiliates shall not be deemed a Qualified Termination of Employment.

“Restricted Period” shall mean the period of time during which the Transferability Restrictions applicable to Awards will be in force.

“Restricted Share” shall mean a share of Common Stock which may not be traded or sold, until the date the Transferability Restrictions expire.

“Restricted Share Unit” means the right, as described in Section 9, to receive an amount, payable in either cash or shares of Common Stock, equal to the value of a specified number of shares of Common Stock. No certificates shall be issued with respect to such Restricted Share Unit, except as provided in subsection 9(d), and the Corporation shall maintain a bookkeeping account in the name of the Participant to which the Restricted Share Unit shall relate.

“Retirement” and “Retires” for Awards granted after December 31, 2003 means the termination of employment on or after the date the Participant has attained age 55. For Awards granted prior to January 1, 2004 “Retirement” and “Retires” means the termination of employment on or after the date the Participant is entitled to receive immediate payments under a qualified retirement plan of the Corporation or an Affiliate; provided, however, if the Participant is not eligible to participate under a qualified retirement plan of the Corporation or its Affiliates then such Participant shall be deemed to have retired if his termination of employment is on or after the date such Participant has attained age 55.

“Stock Appreciation Right (SAR)” has the meaning set forth in subsection 7(i)(i) of this Plan.

“Termination by the Participant for Good Reason” shall mean the occurrence (without the Participant’s express written consent) of any one of the following acts by the Corporation, or failures by the Corporation to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Participant’s termination date:

(a) the assignment to the Participant of any duties inconsistent with the Participant’s status with the Corporation or a substantial adverse alteration in the nature or status of the Participant’s responsibilities from those in effect immediately prior to the Change of Control other than such alteration primarily attributable to the fact that the Corporation may no longer be a public company;

(b) a reduction by the Corporation of the Participant’s annual base salary by five percent or more as in effect immediately prior to the Change of Control, except for across-the-board salary reductions similarly affecting all similarly situated employees of the Corporation;

(c) the Corporation requiring the Participant to be based at a location more than 50 miles from the location of the Participant’s office as of the date of the Change of Control except for required travel on the Corporation’s business to an extent substantially consistent with the Participant’s business travel obligations as of the date of the Change of Control;

(d) the failure of the Corporation to pay as soon as administratively feasible, after notice from the Participant, any portion of the Participant’s current compensation;

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(e) the failure of the Corporation to continue in effect any compensation plan in which the Participant participates immediately prior to the Change of Control which is material to the Participant’s total compensation, including but not limited to the Corporation’s stock option, incentive compensation, and bonus plans, or any substitute plans adopted prior to the Change of Control, unless an equitable arrangement (which is embodied in an ongoing substitute or alternative plan but which need not provide the Participant with equity-based incentives) has been made with respect to such plan, or the failure by the Corporation to continue the Participant’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than the benefits provided to other participants; or

(f) the failure by the Corporation to continue to provide the Participant with benefits substantially similar to those enjoyed by the Participant under any of the Corporation’s pension, life insurance, medical, health and accident, or disability plans in which the Participant was participating at the time of the Change of Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive the Participant of any material fringe benefit enjoyed by the Participant at the time of the Change of Control, or the failure by the Corporation to provide the Participant with the number of paid vacation days to which the Participant is entitled on the basis of years of service with the Corporation in accordance with the Corporation’s normal vacation policy in effect at the time of the Change of Control.

The Participant’s right to terminate the Participant’s employment for Good Reason shall not be affected by the Participant’s incapacity due to physical or mental illness. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

“Total and Permanent Disability” means Totally and Permanently Disabled as defined in the Kimberly-Clark Corporation Pension Plan.

“Transferability Restrictions” means the restrictions on transferability imposed on Awards of Restricted Shares or Restricted Share Units.

4.	ADMINISTRATION

The Plan and all Awards granted pursuant thereto shall be administered by the Committee. The Committee, in its absolute discretion, shall have the power to interpret and construe the Plan and any Award Agreements; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of this Plan or the Award Agreements by the Committee shall be final and conclusive upon all persons. No member of the Board or the Committee shall be liable for any action or determination made in good faith.

Within 60 days following the close of each calendar year that the Plan is in operation, the Committee shall make a report to the Board. The report shall specify the employees who received Awards under the Plan during the prior year, the form and size of the Awards to the individual employees, and the status of prior Awards.

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The Committee shall have the power to promulgate Committee Rules and other guidelines in connection with the performance of its obligations, powers and duties under the Plan, including its duty to administer and construe the Plan and the Award Agreements.

The Committee may authorize persons other than its members to carry out its policies and directives subject to the limitations and guidelines set by the Committee, and may delegate its authority under the Plan, provided, however, the delegation of authority to grant Awards shall be limited to grants by the Chief Executive Officer to newly hired employees, or to respond to special recognition or retention needs, and any such grants shall be limited to eligible Participants who are not subject to section 16 of the Exchange Act. The delegation of authority shall be limited as follows: (a) with respect to persons who are subject to section 16 of the Exchange Act, the authority to grant Awards, the selection for participation, decisions concerning the timing, pricing and amount of a grant or Award and authority to administer Awards shall not be delegated by the Committee; (b) the maximum number of shares of Common Stock covered by Awards which may be granted by the Chief Executive Officer within any calendar year period shall not exceed 200,000; (c) any delegation shall satisfy all applicable requirements of rule 16b-3 of the Exchange Act, or any successor provision; and (d) no such delegation shall result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section. Any person to whom such authority is granted shall continue to be eligible to receive Awards under the Plan.

5.	ELIGIBILITY

The Committee shall from time to time select the Participants from those employees whom the Committee determines either to be in a position to contribute materially to the success of the Corporation or Affiliate or to have in the past so contributed. Only employees (including officers and directors who are employees) of the Corporation and its Affiliates are eligible to participate in the Plan.

6.	FORM OF GRANTS

All Awards under the Plan shall be made in the form of Options, Restricted Shares or Restricted Share Units, or any combination thereof. Notwithstanding anything in this Plan to the contrary, any Awards shall contain the restriction on assignability in subsection 16(g) of this Plan to the extent required under rule 16b-3 of the Exchange Act.

7.	STOCK OPTIONS

The Committee or its delegate shall determine and designate from time to time those Participants to whom Options are to be granted and the number of shares of Common Stock to be optioned to each and the periods the Option shall be exercisable. Such Options may be in the form of Incentive Stock Options or in the form of Nonqualified Stock Options. The Committee in its discretion at the time of grant may establish performance goals that may affect the grant, exercise and/or settlement of an Option. After granting an Option to a Participant, the Committee shall cause to be delivered to the Participant an Award Agreement evidencing the granting of the Option. The Award Agreement shall be in such form as the Committee shall from time to time approve. The terms and conditions of all Options granted under the Plan need not be the same, but all Options must meet the applicable terms and conditions specified in subsections 7(a) through 7(h).

(a) Period of Option. The Period of each Option shall be no more than 10 years from the date it is granted.

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(b) Option Price. The Option price shall be determined by the Committee, but shall not in any instance be less than the Fair Market Value of the Common Stock at the time that the Option is granted (the “Option Price”).

(c) Limitations on Exercise. The Option shall not be exercisable until at least one year has expired after the granting of the Option, during which time the Participant shall have been in the continuous employ of the Corporation or an Affiliate; provided, however, that the Option shall become exercisable immediately in the event of a Qualified Termination of Employment of a Participant, without regard to the limitations set forth below in this subsection 7(c). Unless otherwise determined by the Committee or its delegate at the time of grant, at any time during the period of the Option after the end of the first year, the Participant may purchase up to 30 percent of the shares covered by the Option; after the end of the second year, an additional 30 percent; and after the end of the third year, the remaining 40 percent of the total number of shares covered by the Option; provided, however, that if the Participant’s employment is terminated for any reason other than death, Retirement or Total and Permanent Disability, the Option shall be exercisable only for three months following such termination and only for the number of shares of Common Stock which were exercisable on the date of such termination. In no event, however, may an Option be exercised more than 10 years after the date of its grant.

(d) Exercise after Death, Retirement, or Disability. Unless otherwise determined by the Committee or its delegate at the time of grant, if a Participant dies, becomes Totally and Permanently Disabled, or Retires without having exercised the Option in full, the remaining portion of such Option may be exercised, without regard to the limitations in subsection 7(c), as follows. If a Participant dies or becomes Totally and Permanently Disabled the remaining portion of such Option may be exercised within (i) three years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier. Upon a Participant’s death, the Option may be exercised by the person or persons to whom such Participant’s rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator. If a Participant Retires the remaining portion of such Option may be exercised within (i) five years from the date of any such event or (ii) the remaining period of the Option, whichever is earlier.

(e) Non-transferability. During the Participant’s lifetime, Options shall be exercisable only by such Participant. Options shall not be transferable other than by will or the laws of descent and distribution upon the Participant’s death. Notwithstanding anything in this subsection 7(e) to the contrary, the Committee may grant to designated Participants the right to transfer Nonqualified Stock Options, to the extent allowed under rule 16b-3 of the Exchange Act, subject to the terms and conditions of the Committee Rules.

(f) Exercise; Notice Thereof. Options shall be exercised by delivering to the Corporation, at the office of the Treasurer at the World Headquarters, written notice of the number of shares with respect to which Option rights are being exercised and by paying in full the Option Price of the shares at the time being acquired. Payment may be made in cash, a check payable to the Corporation or in shares of Common Stock transferable to the Corporation and having a Fair Market Value on the transfer date equal to the amount payable to the Corporation. The date of exercise shall be deemed to be the date the Corporation receives the written notice and payment for the shares being purchased. A Participant shall have none of the rights of a stockholder with respect to shares covered by such Option until the Participant becomes the record holder of such shares.

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(g) Purchase for Investment. It is contemplated that the Corporation will register shares sold to Participants pursuant to the Plan under the Securities Act of 1933. In the absence of an effective registration, however, a Participant exercising an Option hereunder may be required to give a representation that he/she is acquiring such shares as an investment and not with a view to distribution thereof.

(h) Limitations on Incentive Stock Option Grants.

(i) An Incentive Stock Option shall be granted only to an individual who, at the time the Option is granted, does not own stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or Affiliates.

(ii) The aggregate Fair Market Value of all shares with respect to which Incentive Stock Options are exercisable by a Participant for the first time during any year shall not exceed $100,000. The aggregate Fair Market Value of such shares shall be determined at the time the Option is granted.

(i) Election to Receive Cash Rather than Stock.

(i) At the same time as Nonqualified Stock Options are granted the Committee may also grant to designated Participants the right to convert a specified number of shares of Common Stock covered by such Nonqualified Stock Options to cash, subject to the terms and conditions of this subsection 7(i). For each such Option so converted, the Participant shall be entitled to receive cash equal to the difference between the Participant’s Option Price and the Fair Market Value of the Common Stock on the date of conversion. Such a right shall be referred to herein as a Stock Appreciation Right (“SAR”). Participants to whom an SAR has been granted shall be notified of such grant and of the Options to which such SAR pertains. An SAR may be revoked by the Committee, in its sole discretion, at any time, provided, however, that no such revocation may be taken hereunder if such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

(ii) A person who has been granted an SAR may exercise such SAR during such periods as provided for in the rules promulgated under section 16 of the Exchange Act. The SAR shall expire when the period of the subject Option expires.

(iii) At the time a Participant converts one or more shares of Common Stock covered by an Option to cash pursuant to an SAR, such Participant must exercise one or more Nonqualified Stock Options, which were granted at the same time as the Option subject to such SAR, for an equal number of shares of Common Stock. In the event that the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options is adjusted as provided in the Plan, the above SARs shall automatically be adjusted in the same ratio which reflects the adjustment to the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options.

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8.	RESTRICTED SHARES

The Committee or its delegate may from time to time designate those Participants who shall receive Restricted Share Awards. Each grant of Restricted Shares under the Plan shall be evidenced by an agreement which shall be executed by the Corporation and the Participant. The agreement shall contain such terms and conditions, not inconsistent with the Plan, as shall be determined by the Committee and shall indicate the number of Restricted Shares awarded and the following terms and conditions of the award.

(a) Grant of Restricted Shares. The Committee shall determine the number of Restricted Shares to be included in the grant and the period or periods during which the Transferability Restrictions applicable to the Restricted Shares will be in force (the “Restricted Period”). Unless otherwise determined by the Committee at the time of grant, the Restricted Period shall be for a minimum of three years and shall not exceed ten years from the date of grant, as determined by the Committee at the time of grant. The Restricted Period may be the same for all Restricted Shares granted at a particular time to any one Participant or may be different with respect to different Participants or with respect to various of the Restricted Shares granted to the same Participant, all as determined by the Committee at the time of grant.

(b) Transferability Restrictions. During the Restricted Period, Restricted Shares may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. In order to enforce the limitations imposed upon the Restricted Shares the Committee may (i) cause a legend or legends to be placed on any such certificates, and/or (ii) issue “stop transfer” instructions as it deems necessary or appropriate. Holders of Restricted Shares limited as to sale under this subsection 8(b) shall have rights as a shareholder with respect to such shares to receive dividends in cash or other property or other distribution or rights in respect of such shares, and to vote such shares as the record owner thereof. With respect to each grant of Restricted Shares, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Shares for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will not be entitled to receive any shares of Common Stock unless he or she is still employed by the Corporation or its Affiliates at the end of the Restricted Period, (ii) that the Participant will become vested in Restricted Shares according to a schedule determined by the Committee, or under other terms and conditions determined by the Committee, and (iii) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c) Manner of Holding and Delivering Restricted Shares. Each certificate issued for Restricted Shares shall be registered in the name of the Participant and deposited with the Corporation or its designee. These certificates shall remain in the possession of the Corporation or its designee until the end of the applicable Restricted Period or, if the Committee has provided for earlier termination of the Transferability Restrictions following a Participant’s death, Total and Permanent Disability or earlier vesting of the shares of Common Stock, such earlier termination of the Transferability Restrictions. At whichever time is applicable, certificates representing the number of shares to which the Participant is then entitled shall be delivered to the Participant free and clear of the Transferability Restrictions; provided that in the case of a Participant who is not entitled to receive the full number of Shares evidenced by the certificates then being released from escrow because of the application of the Transferability Restrictions, those certificates shall

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be returned to the Corporation and canceled and a new certificate representing the shares of Common Stock, if any, to which the Participant is entitled pursuant to the Transferability Restrictions shall be issued and delivered to the Participant, free and clear of the Transferability Restrictions.

9.	RESTRICTED SHARE UNITS

The Committee or its delegate shall from time to time designate those Participants who shall receive Restricted Share Unit Awards. The Committee shall advise such Participants of their Awards by a letter indicating the number of Restricted Share Units awarded and the following terms and conditions of the award.

(a) Restricted Share Units may be granted to Participants as of the first day of a Restricted Period. The number of Restricted Share Units to be granted to each Participant and the Restricted Period shall be determined by the Committee in its sole discretion.

(b) Transferability Restrictions. During the Restricted Period, Restricted Share Units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Furthermore, a Participant’s right, if any, to receive cash or Common Stock upon termination of the Restricted Period may not be assigned or transferred except by will or by the laws of descent and distribution. With respect to each grant of Restricted Share Units, the Committee shall determine the Transferability Restrictions which will apply to the Restricted Share Units for all or part of the Restricted Period. By way of illustration but not by way of limitation, the Committee may provide (i) that the Participant will forfeit any Restricted Share Units unless he or she is still employed by the Corporation or its Subsidiaries at the end of the Restricted Period, (ii) that the Participant will forfeit any or all Restricted Share Units unless he or she has met the Performance Goals according to the schedule determined by the Committee, (iii) that the Participant will become vested in Restricted Share Units according to a schedule determined by the Committee, or under other terms and conditions determined by the Committee, and (iv) how any Transferability Restrictions will be applied, modified or accelerated in the case of the Participant’s death or Total and Permanent Disability.

(c) Unless otherwise determined by the Committee, during the Restricted Period, Participants will be credited with dividends, equivalent in value to those declared and paid on shares of Common Stock, on all Restricted Share Units granted to them, and these dividends will be regarded as having been reinvested in Restricted Share Units on the date of the Common Stock dividend payments based on the then Fair Market Value of the Common Stock thereby increasing the number of Restricted Share Units held by a Participant. Holders of Restricted Share Units under this subsection 9(c) shall have none of the rights of a shareholder with respect to such shares. Holders of Restricted Share Units are not entitled to receive distribution of rights in respect of such shares, nor to vote such shares as the record owner thereof.

(d) Payment of Restricted Share Units. The payment of Restricted Share Units shall be made in cash or shares of Common Stock, or a combination of both, as determined by the Committee at the time of grant. The payment of Restricted Share Units shall be made within 90 days following the end of the Restricted Period.

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10.	GOVERNMENT SERVICE, LEAVES OF ABSENCE AND OTHER TERMINATIONS

(a) In the event the Participant’s employment with the Corporation or an Affiliate is terminated by reason of a shutdown or divestiture of all or a portion of the Corporation’s or its Affiliate’s business, a proportion of the Restricted Shares or Restricted Share Unit Award shall be considered to vest as of the Participant’s termination of employment. The number of shares that shall vest shall be prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment. In the event the number of Restricted Shares or Restricted Share Units was to be determined by the attainment of Performance Goals according to a schedule determined by the Committee the number of shares that are considered to vest shall be determined at the end of the Restricted Period, prorated for the number of full years of employment during the Restricted Period prior to the Participant’s termination of employment, and shall be paid within 90 days following the end of the Restricted Period.

(b) In the event of a Qualified Termination of Employment of a Participant, all of the Options, Restricted Shares or Restricted Share Unit Awards shall be considered to vest immediately. In the event the number of Restricted Shares or Restricted Share Units was to be determined by the attainment of Performance Goals according to a schedule determined by the Committee, the number of shares that shall be considered to vest shall be the greater of the target level established or the number of shares which would have vested based on the attainment of the Performance Goal as of the end of the prior calendar year.

(c) An authorized leave of absence, or qualified military leave in accordance with section 414(u) of the Code, shall not be deemed to be a termination of employment for purposes of the Plan. A termination of employment with the Corporation or an Affiliate to accept immediate reemployment with the Corporation or an Affiliate likewise shall not be deemed to be a termination of employment for purposes of the Plan. A Participant who is classified as an intermittent employee shall be deemed to have a termination of employment for purposes of the Plan.

11.	SHARES SUBJECT TO THE PLAN

The number of shares of Common Stock available with respect to all Awards granted under this Plan shall not exceed 50,000,000 in the aggregate, of which not more than 50,000,000 shall be available for option and sale, and of which not more than 18,000,000 shall be available for grant as Restricted Shares and Restricted Share Units, subject to the adjustment provision set forth in Section 13 hereof. The shares of Common Stock subject to the Plan may consist in whole or in part of authorized but unissued shares or of treasury shares, as the Board may from time to time determine. Shares subject to Options which become ineligible for purchase, Restricted Share Units which are retired through forfeiture or maturity, other than those Restricted Share Units which are retired through the payment of Common Stock, and Restricted Shares which are forfeited during the Restricted Period due to any applicable Transferability Restrictions will be available for Awards under the Plan to the extent permitted by section 16 of the Exchange Act (or the rules and regulations promulgated thereunder) and to the extent determined to be appropriate by the Committee.

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12.	INDIVIDUAL LIMITS

The maximum number of shares of Common Stock covered by Awards which may be granted to any Participant within any two consecutive calendar year period shall not exceed 1,500,000 in the aggregate. If an Option which had been granted to a Participant is canceled, the shares of Common Stock which had been subject to such canceled Option shall continue to be counted against the maximum number of shares for which Options may be granted to the Participant. In the event that the number of Options which may be granted is adjusted as provided in the Plan, the above limits shall automatically be adjusted in the same ratio which reflects the adjustment to the number of Options available under the Plan.

13.	CHANGES IN CAPITALIZATION

In the event there are any changes in the Common Stock or the capitalization of the Corporation through a corporate transaction, such as any merger, any acquisition through the issuance of capital stock of the Corporation, any consolidation, any separation of the Corporation (including a spin-off or other distribution of stock of the Corporation), any reorganization of the Corporation (whether or not such reorganization comes within the definition of such term in section 368 of the Code), or any partial or complete liquidation by the Corporation, recapitalization, stock dividend, stock split or other change in the corporate structure, appropriate adjustments and changes shall be made by the Committee, to the extent necessary to preserve the benefit to the Participant contemplated hereby, to reflect such changes in (a) the aggregate number of shares subject to the Plan, (b) the maximum number of shares subject to the Plan, (c) the maximum number of shares for which Awards may be granted to any Participant, (d) the number of shares and the Option Price per share of all shares of Common Stock subject to outstanding Options, (e) the maximum number of shares of Common Stock covered by Awards which may be granted by the Chief Executive Officer within any calendar year period, (f) the maximum number of shares of Common Stock available for option and sale and available for grant as Restricted Shares and Restricted Share Units, (g) the number of Restricted Shares and Restricted Share Units awarded to Participants, and (h) such other provisions of the Plan as may be necessary and equitable to carry out the foregoing purposes, provided, however that no such adjustment or change may be made to the extent that such adjustment or change will result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

14.	EFFECT ON OTHER PLANS

All payments and benefits under the Plan shall constitute special compensation and shall not affect the level of benefits provided to or received by any Participant (or the Participant’s estate or beneficiaries) as part of any employee benefit plan of the Corporation or an Affiliate. The Plan shall not be construed to affect in any way a Participant’s rights and obligations under any other plan maintained by the Corporation or an Affiliate on behalf of employees.

15.	TERM OF THE PLAN

The term of the Plan shall be ten years, beginning April 26, 2001, and ending April 25, 2011, unless the Plan is terminated prior thereto by the Committee. No Award may be granted or awarded after the termination date of the Plan, but Awards theretofore granted or awarded shall continue in force beyond that date pursuant to their terms.

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16.	GENERAL PROVISIONS

(a) Designated Beneficiary. Each Participant who shall be granted Restricted Shares and/or Restricted Share Units under the Plan may designate a beneficiary or beneficiaries with the Committee; provided that no such designation shall be effective unless so filed prior to the death of such Participant.

(b) No Right of Continued Employment. Neither the establishment of the Plan nor the payment of any benefits hereunder nor any action of the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates, or the Committee shall be held or construed to confer upon any person any legal right to be continued in the employ of the Corporation or its Affiliates, and the Corporation and its Affiliates expressly reserve the right to discharge any Participant without liability to the Corporation, its Affiliates, the Board of Directors of the Corporation or its Affiliates or the Committee, except as to any rights which may be expressly conferred upon a Participant under the Plan.

(c) Binding Effect. Any decision made or action taken by the Corporation, the Board or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be conclusive and binding upon all persons. Notwithstanding anything in section 3 to the contrary, the Committee may determine in its sole discretion whether a termination of employment for purposes of this Plan is caused by disability, retirement or for other reasons.

(d) Modification of Awards. The Committee may in its sole and absolute discretion, by written notice to a Participant, (i) limit the period in which an Option may be exercised to a period ending at least three months following the date of such notice, (ii) limit or eliminate the number of shares subject to Option after a period ending at least three months following the date of such notice, and/or (iii) accelerate the Restricted Period with respect to the Restricted Share and Restricted Share Unit Awards granted under this Plan. Notwithstanding anything in this subsection 16(d) to the contrary, the Committee may not take any action to the extent that such action would result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

(e) Nonresident Aliens. In the case of any Award granted to a Participant who is not a resident of the United States or who is employed by an Affiliate other than an Affiliate that is incorporated, or whose place of business is, in a State of the United States, the Committee may (i) waive or alter the terms and conditions of any Awards to the extent that such action is necessary to conform such Award to applicable foreign law, (ii) determine which Participants, countries and Affiliates are eligible to participate in the Plan, (iii) modify the terms and conditions of any Awards granted to Participants who are employed outside the United States, (iv) establish subplans, each of which shall be attached as an appendix hereto, modify Option exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable, and (v) take any action, either before or after the Award is made, which is deemed advisable to obtain approval of such Award by an appropriate governmental entity; provided, however, that no action may be taken hereunder if such action would (i) materially increase any benefits accruing to any Participants under the Plan, (ii) increase the number of securities which may be issued under the Plan, (iii) modify the requirements for eligibility to participate in the Plan, (iv) result in a failure to comply with applicable provisions of the Securities Act of 1933, the Exchange Act or the Code or (v) result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section.

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(f) No Segregation of Cash or Stock. The Restricted Share Unit accounts established for Participants are merely a bookkeeping convenience and neither the Corporation nor its Affiliates shall be required to segregate any cash or stock which may at any time be represented by Awards. Nor shall anything provided herein be construed as providing for such segregation. Neither the Corporation, its Affiliates, the Board nor the Committee shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liability of the Corporation or its Affiliates to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by the Plan, and no such obligation of the Corporation or its Affiliates shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation or its Affiliates.

(g) Inalienability of Benefits and Interest. Except as otherwise provided in this Plan, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements, or torts of any Participant or beneficiary.

(h) Delaware Law to Govern. All questions pertaining to the construction, interpretation, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware.

(i) Purchase of Common Stock. The Corporation and its Affiliates may purchase from time to time shares of Common Stock in such amounts as they may determine for purposes of the Plan. The Corporation and its Affiliates shall have no obligation to retain, and shall have the unlimited right to sell or otherwise deal with for their own account, any shares of Common Stock purchased pursuant to this paragraph.

(j) Use of Proceeds. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of Options shall be used for general corporate purposes.

(k) Deferral of Award Payment. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award or other event that absent the election would entitle the Participant to payment or receipt of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

(l) Withholding. The Committee shall require the withholding of all taxes as required by law. In the case of payments of Awards in shares of Common Stock or other securities, withholding shall be as required by law and in the Committee Rules. A Participant may elect to have any portion of the federal, state or local income tax withholding required with respect to an exercise of a Nonqualified Stock Option satisfied by tendering to the Corporation shares of Common Stock, which, in the absence of such an election, would have been issued to such Participant in connection with such exercise. In the event that the value of the shares of Common Stock tendered to satisfy the withholding tax required with respect to an exercise exceeds the amount of such tax, the excess of such market value over the amount of such tax

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shall be returned to the Participant, to the extent possible, in whole shares of Common Stock, and the remainder in cash. The value of a share of Common Stock tendered pursuant to this subsection shall be the Fair Market Value of the Common Stock on the date on which such shares are tendered to the Corporation. An election pursuant to this subsection shall be made in writing and signed by the Participant. An election pursuant to this subsection is irrevocable. A Participant who exercises an Option may satisfy the income tax withholding due in respect of such exercise pursuant to this subsection only to meet required tax withholding and shares of Common Stock cannot be withheld in excess of the minimum number required for tax withholding. Notwithstanding any other provision of the Plan, the number of shares of Common Stock or the amount of cash to be delivered may, in the discretion of the Corporation, be net of the number of shares of Common Stock or the amount of cash required to be withheld to meet all applicable tax withholding requirements.

(m) Amendments. The Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all Awards and Award Agreements under the Plan to the extent (1) permitted by law, (2) permitted by the rules of any stock exchange on which the Common Stock or any other security of the Corporation is listed, (3) permitted under applicable provisions of the Securities Act of 1933, as amended, the Exchange Act (including rule 16b-3 thereof) and (4) that such action would not result in the disallowance of a deduction to the Corporation under section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); and (5) that no Option may be re-priced, replaced, re-granted though cancellation, or modified without shareholder approval (except in connection with a change in the Common Stock or the capitalization of the Corporation as provided in Section 13 hereof) if the effect would be to reduce the exercise price for the shares underlying such Option; provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Committee may take such action subject to the approval of the stockholders. Except as provided in subsections 16(d) and 16(e) no such amendment, suspension, or termination of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any Awards or other rights previously granted the Participant.

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KIMBERLY-CLARK CORPORATION

It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, go to our transfer agent’s website at http://www.econsent.com/kmb at any time and follow the instructions. Act Now!

**Proxy Voter Control Number will be printed in this shaded area**

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/kmb	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark your votes as in the example.	0550

The Board of Directors recommends a vote FOR proposals 1, 2, and 3.								The Board of Directors recommends a vote AGAINST proposal 4.
1. Election of Directors Nominees: (01) Pastora San Juan Cafferty, (02) Claudio X. Gonzalez, (03) Linda Johnson Rice and (04) Marc J. Shapiro (term to expire at 2007 Annual Meeting of Stockholders)				2. Approval of Amendments to 2001 Equity Participation Plan	For ☐	Against ☐	Abstain ☐	4. Stockholder Proposal Regarding the Corporation’s Amended and Restated Rights Agreement	For ☐	Against ☐	Abstain ☐
FOR All Nominees	☐	WITHHOLD AUTHORITY to vote for all nominees	☐
				3. Approval of Auditors	☐	☐	☐
☐ FOR all nominees, except vote withheld for those named above.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LOWER LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature:                                                   Date:                      Signature:                                                   Date:

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

P R O X Y

Proxy/Voting Instructions for the Annual Meeting of Stockholders—April 29, 2004

Solicited on Behalf of the Board of Directors

Thomas J. Falk, Ronald D. Mc Cray and Timothy C. Everett, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation’s World Headquarters, 351 Phelps Drive, Irving, Texas on April 29, 2004 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are composed of management personnel, will direct the trustees to vote the shares.

Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided on the reverse side.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.